Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

TERMINATION AND TRANSITION AGREEMENT

This Termination and Transition Agreement (the “Agreement”) is effective as of 1st July 2007 (the “Effective Date”) by and between THE MEDICINES COMPANY, a Delaware corporation having offices at 8 Campus Drive, Parsippany, New Jersey  07054 (“TMC”), NYCOMED DANMARK ApS, P.O. Box 88, Langebjerg 1 DK-4000 Roskilde, Denmark, a company duly organized and existing under the laws of the Kingdom of Denmark (“Nycomed”), and NYCOMED HOLDING ApS, P.O. Box 88, Langebjerg 1 DK-4000 Roskilde, Denmark, a company duly organized and existing under the laws of the Kingdom of Denmark (“Nycomed Parent”).

TMC and Nycomed shall be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, TMC is in the business of developing, manufacturing and marketing pharmaceutical products; and

WHEREAS, Nycomed is engaged in, among other things, the distribution, promotion and marketing of pharmaceutical products; and

WHEREAS, TMC and Nycomed are parties to that certain Sales, Marketing and Distribution Agreement dated as of March 25, 2002, as amended on May 28, 2003 (the “Former Distribution Agreement”), pursuant to which, among other things:

•                                          TMC appointed Nycomed as its exclusive distributor in the Territory (for purposes of these Recitals, as defined in the Former Distribution Agreement) for the Product (as defined below);

•                                          TMC, as the market authorization holder in certain countries of such Territory, agreed to manufacture and supply the Product to Nycomed for distribution by Nycomed in such Territory; and

•                                          Nycomed agreed to promote, market and distribute the Product in such Territory; and

WHEREAS, TMC desires to terminate and reacquire the rights it granted to Nycomed under the Former Distribution Agreement on the terms and conditions contained herein, and Nycomed desires to terminate and transfer its rights in the Product under the Former Distribution Agreement back to TMC on the terms and conditions set forth herein, whereby, among other things:

•                                          The Former Distribution Agreement and the Parties’ rights and obligations thereunder shall terminate, except to the extent otherwise provided by this Agreement, and simultaneously therewith, the Parties and Nycomed Parent shall enter into a New Distribution Agreement (as defined below) and a Services Agreement (as defined below) and shall perform pursuant to such agreements through the Transition Period (as defined below), unless such agreements are terminated earlier in accordance with their terms;

•                                          TMC shall make certain payments to Nycomed as provided herein; and

•                                          The Parties shall cooperate to effect the transfer from Nycomed to TMC or TMC’s designee of Regulatory Filings (as defined below), Approvals (as defined below) and data generated to support the foregoing, as well as all Know-How (as defined below), intellectual property, marketing, sales and customer data and certain contracts that relate to the Product, either on the Effective Date or during the Transition Period, as provided below;

NOW THEREFORE, in consideration of the mutual agreements set forth herein, TMC and Nycomed hereby agree as follows:

1.             DEFINITIONS

All capitalized terms used in this Agreement not otherwise defined shall have the meanings and definitions ascribed to them as listed below.

1.1.          “ACUITY Trial” has the meaning set forth in Section 8.3.

1.2.          “ADONIS Agreement” means the [**] dated as of [**].

1.3.          “Affiliate” means any corporation, company, joint venture, partnership or other entity which, directly or indirectly, controls, is controlled by, or is under common control with a Party to this Agreement. “Control” means the ownership of at least 50% of the issued share capital or business assets of another entity, the power to exercise at least 50% of the voting rights of another entity, or the power to appoint more than 50% of the Board of Directors of another entity.

1.4.          “Approvals” means and includes all approvals, registrations, permits, licenses and authorizations related to the Product that are made with or obtained from any Governmental Authority for the importation, sale, marketing and promotion of the Product in the Territory or any part thereof, including primarily, but without limitation, authorizations of medicinal products for human use and approval of related labels and packaging, as well as pricing and social health system reimbursement approvals.

1.5.          “Assigned Contract” has the meaning set forth in Section 6.8.

1.6.          “Assigned Copyrightable Materials” has the meaning set forth in Section 5.3.

1.7.          “Assigned Domain Names” has the meaning set forth in Section 5.2.

1.8.          “Assigned Know-How” has the meaning set forth in Section 5.4.

1.9.          “Assigned Intellectual Property” has the meaning set forth in Section 5.4.

1.10.        “Assigned Trademark Registrations” has the meaning set forth in Section 5.1.

1.11.        “Assignment Date” has the meaning set forth in Section 3.1.8.

1.12.        “Business Day” means any day on which the banks in the Kingdom of Denmark are open for business.

1.13.        “Claims” means claims, demands, rights, causes of action, protests, suits, or disputes of any kind.

1.14.        “Damages” means liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys’ fees, expenses and settlement costs).

1.15.        “Domain Name” means any domain name which incorporates any of the words “Angiomax,” “Angiox,” “Angionax,” or “The Medicines Company” or the Marks (as defined in the New Distribution Agreement) or any variations thereof.

1.16.        “Effective Date” has the meaning set forth in the Recitals.

1.17.        “Existing Inventory” means all labeled and unlabeled vials of Product held by Nycomed or Nycomed’s Affiliates in inventory on the Effective Date until sold or supplied by Nycomed pursuant to Section 9 of the New Distribution Agreement.

1.18.        “Former Distribution Agreement” has the meaning set forth in the Recitals.

1.19.        “Governmental Authority” means and includes all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commerce in or with the Territory, including Approvals.

1.20.        “Improvements” means authorized, updated or modified manufacturing processes for the Product or its component substances, additional dosage unit sizes or other similar authorized modifications to the production and delivery of the Product as part of an Approval for the Product.

1.21.        “Inventory Purchase Price” has the meaning set forth in Section 6.10.1.

1.22.        “ISAR Agreements” has the meaning set forth in the New Distribution Agreement.

1.23.        “Know-How” means all scientific and technical data, instructions, processes, formulae, specifications, ingredient sources, manufacturing procedures, methods, market research and other information relating to the design, composition, formulation, pre-clinical evaluation, clinical evaluation, manufacture, use, sale, packaging, formulation or administration of the Product, including, but not limited to, pharmacological, toxicological, analytical, stability and clinical data, specifications and drug master files and/or health registration dossiers and any other premarket application or registration.

1.24.        “Licensed Know-How” has the meaning set forth in Section 5.4.

1.25.        “New Agreements” means, collectively, the New Distribution Agreement and the Services Agreement.

1.26.        “New Distribution Agreement” means the Distribution Agreement between TMC, Nycomed and Nycomed Parent dated as of the Effective Date.

1.27.        “New Inventory” has the meaning set forth in the New Distribution Agreement.

1.28.        “Non-Released Claims against Nycomed” has the meaning set forth in Section 4.2.2.

1.29.        “Non-Released Claims against TMC” has the meaning set forth in Section 4.2.1.

1.30.        “Nycomed Release Parties” means Nycomed, and its present/and or past predecessors, successors, assigns, Affiliates, directors, officers, agents, employees and representatives.

1.31.        “Ongoing Clinical Trials” has the meaning set forth in Section 3.1.6.

1.32.        “Out-of-Pocket Costs” has the meaning set forth in Section 8.4.1.

1.33.        “PhV Agreements” means the Pharmacovigilance Agreement and the Pharmacovigilance QP Agreement (each as defined in the Services Agreement).

1.34.        “Product” means Bivalirudin, being a highly specific and reversible direct thrombin inhibitor, which operates by specific binding to both the catalytic site and to the anion-binding exosite of circulating and clot-bound thrombin. The active substance is a synthetic, twenty (20)-amino acid peptide, whose chemical name is D-phenylalanyl-Lprolyl-Larginyl-L-prolyl-glycyl-glycyl-glycyl-glycyl-L-asparagyl-glycyl-L-aspartly-L-phenylalanyl-L-glutamyl-L-glutamyl-isoleucyl-L-prolyl-L-glutamyl-L-glutamyl-L-tyrosyl-L-leucine-trifluoracetate (salt) hydrate. Its molecular weight is 218.19 daltons (anhydrous free base peptide). Product shall also include Improvements.

1.35.        “Product Documents and Records” has the meaning set forth in Section 6.3.

1.36.        “Product Transition Committee” or “PTC” have the meaning set forth in Section 6.1.

1.37.        “QA Agreements” means, collectively, the AQRPA, the Release Agreement and the Packaging Agreement (each as defined in the New Distribution Agreement).

1.38.        “Quality Agreements” means, collectively, the QA Agreements and the PhV Agreements. For the sake of clarity, with respect to each Quality Agreement, all references to such Quality Agreement with respect to activities pursuant to the Former Distribution Agreement (i.e., prior to the Effective Date) shall mean such Quality Agreement unamended by the Transaction Agreements, and all references to such Quality Agreement with respect to activities on or after the Effective Date shall mean such Quality Agreement as amended by the Transaction Agreements.

1.39.        “Regulatory Filings” means all applications, filings, materials, studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to support any Approval process in any country or territory, including any of the foregoing with respect to a clinical trial conducted with the Product.

1.40.        “Services Agreement” means the Services Agreement between TMC, Nycomed and Nycomed Parent dated as of the Effective Date.

1.41.        “Territory” has the meaning set forth in the New Distribution Agreement.

1.42.        “TMC Release Parties” means TMC, and its present and/or past predecessors, successors, assigns, Affiliates, directors, officers, agents, employees and representatives.

1.43.        “Trademarks” has the meaning set forth in Section 3.1.14.

1.44.        “Transaction Agreements” means, collectively, this Agreement and the New Agreements.

1.45.        “Transition Date” means (a) the first anniversary of the Effective Date, (b) such date earlier than the first anniversary of the Effective Date as TMC may notify Nycomed upon at least 30 calendar days prior written notice, but in no event effective before December 31, 2007 or (c) such date later than the first anniversary of the Effective Date as TMC may, at TMC’s option, notify Nycomed upon at least 30 calendar days prior written notice in the event that, notwithstanding the use of commercially reasonable efforts to do so, TMC has not obtained any Approvals necessary to perform services and functions performed by Nycomed under the New Agreements or Quality Agreements by the first anniversary of the Effective Date; provided, however, that in no event shall the Transition Date be later than 18 months after the Effective Date. For clarity, the Transition Date shall not limit TMC’s right to terminate the New Distribution Agreement or Services Agreement, in whole or in part, prior to the Transition Date to the extent permitted by such agreements.

1.46.        “Transition Period” means the period commencing on Effective Date and ending on the Transition Date.

1.47.        “Up-Front Payment” has the meaning set forth in Section 8.1.

1.48.        “Vials of Remaining Inventory” has the meaning set forth in Section 6.10.1.

2.             DELIVERIES UPON EXECUTION; AFFILIATES

2.1.          Deliveries by Nycomed. Contemporaneously with the execution of this Agreement, Nycomed shall:

(a)           execute and deliver the New Agreements;

(b)           execute and deliver the Trademark Assignment assigning the Assigned Trademark Registrations to TMC or TMC’s designee substantially in the form attached hereto as Exhibit A; and

(c)           execute and deliver the Bill of Sale assigning the Assigned Intellectual Property (excluding the Assigned Trademark Registrations) to TMC or TMC’s designee substantially in the form attached hereto as Exhibit B.

2.2.          Deliveries by TMC. Contemporaneously with the execution of this Agreement, TMC shall:

(a)           execute and deliver the New Agreements; and

(b)           in the event the Effective Date is a day that is both a Business Day and a day on which the banks in the Commonwealth of Massachusetts are open for business, deliver the Up-Front Payment by wire transfer in accordance with the wiring instructions set forth on Schedule 2.2; provided, however, that in the event the Effective Date is not a day that is both a Business Day and a day on which the banks in the Commonwealth of Massachusetts are open for business, then the Up-Front Payment shall be made on the next following day that is both a Business Day and a day on which the banks in the Commonwealth of Massachusetts are open for business.

2.3.          Application to Affiliates.

2.3.1.       The Parties agree and acknowledge that Nycomed has performed certain of its obligations under the Former Distribution Agreement through Nycomed’s Affiliates and that Nycomed may perform certain of its obligations under the Transaction Agreements and the Quality Agreements, as well as any of its obligations that may survive termination under the Former Distribution Agreement, through Nycomed’s Affiliates. Nycomed shall cause its Affiliates to comply with all of Nycomed’s obligations under the Transaction Agreements, the Quality Agreements and any of Nycomed’s obligations that may survive termination under the Former Distribution Agreement to the same extent that Nycomed is itself obligated to perform hereunder or thereunder and Nycomed shall be responsible for any failure by any Affiliate to do so. Except as otherwise expressly stated herein, any references to Nycomed in the Transaction Agreements shall also apply to Nycomed’s Affiliates to the extent such Affiliates have performed or will perform Nycomed obligations hereunder or thereunder.

2.3.2.       TMC shall cause its Affiliates to comply with all of TMC’s obligations under the Transaction Agreements, the Quality Agreements and any of TMC’s obligations that may survive termination under the Former Distribution Agreement to the same extent that TMC is itself obligated to perform hereunder or thereunder and TMC shall be responsible for any failure by any Affiliate to do so.

3.             REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

3.1.          Nycomed Representations, Warranties and Certain Covenants. Nycomed hereby represents, warrants and covenants to TMC that:

3.1.1.       Corporate Power. Nycomed has the corporate power and authority to execute and deliver the Transaction Agreements and to perform the Transaction Agreements and the Quality Agreements. The execution and delivery of the Transaction Agreements and the performance of the Transaction Agreements and the Quality Agreements by Nycomed have been duly authorized by all necessary corporate action of Nycomed.

3.1.2.       Validity. Each of the Transaction Agreements, when executed and delivered by Nycomed, shall be, and each of the Quality Agreements is, the legal, valid and binding obligation of Nycomed, enforceable against Nycomed in accordance with its terms, except as such enforceability may be limited by bankruptcy law and other similar laws affecting creditors’ rights generally and by general principles of equity.

3.1.3.       Non-Contravention. The execution and delivery of the Transaction Agreements and the performance of the Transaction Agreements and the Quality Agreements by Nycomed do not and will not (i) conflict with, or constitute a breach or default under, or require the consent of any third party under, Nycomed’s charter documents or any material license, loan or other agreement, contract, commitment or instrument to which Nycomed is a party or any of its assets are bound, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority.

3.1.4.       No Litigation. Except as set forth on Schedule 3.1.4(a), there is no action or proceeding pending or, in so far as Nycomed knows, threatened against Nycomed before any court, administrative agency or other tribunal which could impact upon Nycomed’s right, power and authority to enter into any of the Transaction Agreements or to carry out its obligations under any of the Transaction Agreements or Quality Agreements. Except as set forth in Schedule 3.1.4(b), to its knowledge, Nycomed has not received written notice of any Claims by third parties that would result in Non-Released Claims Against TMC.

3.1.5.       Distribution Rights. Nycomed has not, directly or indirectly, appointed any third party as a subdistributor of the Product in the Territory pursuant to the Former Distribution Agreement.

3.1.6.       Clinical Trials.

(a)           Except as set forth on Schedule 3.1.6: Nycomed is not currently conducting, funding, supplying Product with respect to, sponsoring or otherwise engaged in, either itself or through any subcontractor, any clinical trials or studies with respect to the Product, and has not committed to do any of the foregoing. The clinical trials set forth on Schedule 3.1.6 shall be referred to herein as the “Ongoing Clinical Trials.”  For purposes of the foregoing, any clinical trial shall be deemed ongoing through the completion of data analysis, lock and transfer. With respect to each such clinical trial, Schedule 3.1.6 sets forth a description of the clinical trial, its current status (e.g., not yet started, enrollment phase, treatment phase, data analysis/transfer phase), a description of any contract(s) Nycomed has entered into with third parties with respect to the performance of such clinical trials, a description of any Nycomed payment obligations with respect thereto that will or may arise after the Effective Date, and a description of any Nycomed obligations to supply Product with respect thereto that will or may arise after the Effective Date. For the avoidance of doubt, Nycomed agrees that, beginning on the Effective Date, it shall not conduct, fund, supply Product with respect to, sponsor or otherwise engage in, any additional clinical trials or studies with respect to the Product, or commit to do any of the foregoing, without the express written consent of TMC.

(b)           The Parties acknowledge that with respect to certain Ongoing Clinical Trials, the agreements between Nycomed and third parties with respect thereto are Assigned Contracts hereunder and that TMC or TMC’s designee shall therefore, in accordance with Section 6.8, obtain any rights Nycomed may have thereunder to receive information, results or data from such third parties with respect to such Ongoing Clinical Trials. With respect to those Ongoing Clinical Trials which are not the subject of Assigned Contracts, Nycomed shall, promptly upon Nycomed’s receipt thereof, provide TMC with any information, results or data that Nycomed may receive with respect to such Ongoing Clinical Trials. For the avoidance of doubt, Nycomed’s obligation to provide such information, results and data to TMC shall survive the termination or expiration of this Agreement.

3.1.7.       Contracts. As of the Effective Date, except for (a) agreements pertaining to the Ongoing Clinical Trials that are described in Schedule 3.1.6 and (b) agreements between

Nycomed and third parties committing Nycomed to the activities that are to be performed by Nycomed pursuant to Schedule 2.1(b) of the Services Agreement, Nycomed has not, directly or indirectly, entered into any agreement, whether oral or written, with any third party that pertains exclusively or primarily to the Product or exclusively or primarily to the activities of Nycomed conducted under the Former Distribution Agreement or Quality Agreements (each, a “Product-Specific Contract”) to the extent any such Product-Specific Contract is material to the marketing, sale and distribution of the Product in the Territory. As promptly after the Effective Date as practicable, but in no event later than 60 days after the Effective Date, Nycomed shall deliver to TMC a Schedule 3.1.7 that sets forth a true and complete list of all Product-Specific Contracts, whether or not material to the marketing, sale and distribution of the Product in the Territory. With respect to each Product-Specific Contract that may be included on Schedule 3.1.7 by Nycomed after the Effective Date, TMC may, at its option, add such contract to Schedule 6.8 such that it will be deemed an Assigned Contract hereunder. To the knowledge of Nycomed, as of the Effective Date, there are no Product-Specific Contracts other than (x) agreements pertaining to the Ongoing Clinical Trials that are described in Schedule 3.1.6 and (y) agreements between Nycomed and third parties committing Nycomed to the activities that are to be performed by Nycomed pursuant to Schedule 2.1(b) of the Services Agreement. With respect to each Product-Specific Contract, Schedule 3.1.7 will set forth the names of the contracting parties, a general description of the agreement and a description of any Nycomed financial obligations with respect thereto that will or may arise thereunder. Nycomed agrees that, beginning on the Effective Date, it shall not enter into additional agreements with third parties with respect to the Product, or with respect to the activities of Nycomed conducted under the Transaction Agreements or Quality Agreements, without the express written consent of TMC.

3.1.8.       Assigned Contracts. As of the date such Assigned Contract is assigned to TMC or TMC’s designee hereunder (the “Assignment Date”), to the knowledge of Nycomed, each Assigned Contract is valid and enforceable by Nycomed against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. As of the relevant Assignment Date, neither Nycomed or, to the knowledge of Nycomed, any other party to any Assigned Contract, is in material breach of such Assigned Contract to which it is a party, nor has it received written notice or, to the knowledge of Nycomed, oral notice of any material breach under such Assigned Contract and, to the knowledge of Nycomed, there does not exist any event, condition or omission that would constitute such a material breach (whether by lapse of time or notice or both). Nycomed has provided TMC with a complete and accurate copy of each Assigned Contract.

3.1.9.       Approvals and Filings. Except as set forth on Schedule 3.1.9, Nycomed does not hold any marketing authorizations, and has not applied for any marketing authorizations, that pertain exclusively or primarily to the Product. As promptly after the Effective Date as practicable, but in no event later than 60 days after the Effective Date, Nycomed shall deliver to TMC an updated Schedule 3.1.9 that sets forth a true and complete list of all Approvals held by Nycomed, and all Regulatory Filings made by Nycomed, that pertain exclusively or primarily to the Product or to the activities of Nycomed conducted under the Former Distribution Agreement or Quality Agreements. With respect to each Approval or Regulatory Filing that may be included on Schedule 3.1.9 by Nycomed after the Effective Date, TMC may, at its option, add such Approval or Regulatory Filing to Schedule 6.4 such that it will be transferred to TMC or TMC’s designee hereunder. With respect to each such marketing authorization or application therefor, or (if applicable) each Approval or Regulatory Filing, Schedule 3.1.9 sets forth (or, if applicable, shall set forth): (i) the holder or applicant of each item, as applicable, (ii) the jurisdiction(s) in which the item is issued or registered or in which an application for issuance or registration has been filed, (iii) the issuance, registration or application numbers and date of filing, issuance or registration, as applicable and (iv) the expiration date, if applicable. For the avoidance of doubt, Nycomed agrees that, beginning on the Effective Date, it shall not make additional Regulatory Filings or seek additional Approvals without the express written consent of TMC.

3.1.10.     Ownership Rights. Nycomed owns the Assigned Intellectual Property to be transferred to TMC or TMC’s designee on the Effective Date pursuant to Section 5, as well as the Regulatory Filings and Approvals to be transferred to TMC or TMC’s designee during the Transition Period pursuant to Section 6, free and clear of any liens, encumbrances, license, security interest or other rights of third parties of any kind; provided, however, that certain authors of Assigned Copyrightable Materials or Assigned Know-How may not have waived the moral rights granted to authors by applicable law.

3.1.11.     Existing Inventory. Schedule 3.1.11 sets forth a true, complete and correct statement of (i) the number of vials of Existing Inventory, (ii) the number of vials of Existing Inventory which are labeled and/or packaged and (iii) the number of vials of Existing Inventory which are unlabeled, in each case, as of June 15, 2007. Within five Business Days after the Effective Date, Nycomed shall deliver to TMC an updated Schedule 3.1.11 that sets forth the foregoing information as of June 30, 2007. All Existing Inventory is and, until Nycomed sells or supplies the Existing Inventory in accordance with Section 9 of the New Distribution Agreement shall be, housed and maintained by Nycomed, at Nycomed’s expense, at a facility(ies) owned or controlled by Nycomed and has been or, promptly after the Effective Date, will be segregated and marked as Existing Inventory.

3.1.12.     No Patents. Nycomed does not own and has not applied for any patent covering the making, using or selling of the Product. Nycomed agrees that, beginning on the Effective Date, it shall not apply for any such patents.

3.1.13.     No Registered Copyrights. Nycomed does not own and has not applied for any registered copyright with respect to copyrightable materials relating to the Product, including without limitation marketing materials and translations thereof. Nycomed agrees that, beginning on the Effective Date, it shall not apply for any such registered copyrights.

3.1.14.     Trademarks. Except as set forth on Schedule 3.1.14, Nycomed does not own and has not applied for or registered any trademarks, service marks, trade names, logos or other proprietary symbols that are used in connection with the Product, including the performance of activities directed to obtaining Approvals, marketing, promoting, distributing, importing or selling the Product (“Trademarks”). With respect to each Trademark, Schedule 3.1.14 sets forth (i) the holder of the registration or current applicant(s) of each item, as applicable; (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iii) the issuance, registration or application numbers and date of filing, issuance or registration, as applicable. For the avoidance of doubt, Nycomed agrees that, beginning on the Effective Date, it shall not apply for or register any additional Trademarks.

3.1.15.     Domain Names. As of the Effective Date, Schedule 3.1.15 sets forth certain Domain Names which have been registered by Nycomed. As promptly after the Effective Date as practicable, but in no event later than 60 days after the Effective Date, Nycomed shall deliver to TMC an updated Schedule 3.1.15 that sets forth a true and complete list of all Domain Names which have been registered, or applied for, by Nycomed. With respect to each Domain Name, Schedule 3.1.15 sets forth (or, if applicable, shall set forth): (i) the owner(s) or current applicant(s) of the Domain Name, as applicable; (ii) the entity with which the Domain Name has been registered or with which an application for registration has been filed; and (iii) the registration or application numbers and date of filing or registration, as applicable. For the avoidance of doubt, Nycomed agrees that, beginning on the Effective Date, it shall not apply for any additional Domain Names.

3.1.16.     No Infringement Proceedings. Nycomed has not instituted any proceedings against any infringement or threatened infringement by a third party of the Patents (as defined in the Former Distribution Agreement) as permitted by Section 15 of the Former Distribution Agreement.

3.1.17.     Trademark Licenses. Nycomed has not granted a sublicense to any third party to use any Trademarks (as defined in the New Distribution Agreement). For the avoidance of doubt, Nycomed agrees that, beginning on the Effective Date, it shall not grant any additional such sublicenses to third parties.

3.2.          TMC Representations, Warranties and Certain Covenants. TMC hereby represents, warrants and covenants to Nycomed that:

3.2.1.       Corporate Power. TMC has the corporate power and authority to execute and deliver the Transaction Agreements and to perform the Transaction Agreements and the Quality Agreements. The execution and delivery of the Transaction Agreements and the performance of the Transaction Agreements and the Quality Agreements by TMC have been duly authorized by all necessary corporate action of TMC.

3.2.2.       Validity. Each of the Transaction Agreements, when executed and delivered by TMC, shall be and each of the Quality Agreements is the legal, valid and binding obligation of TMC, enforceable against TMC in accordance with its terms, except as such enforceability may be limited by bankruptcy law and other similar laws affecting creditors’ rights generally and by general principles of equity.

3.2.3.       Non-Contravention. The execution and delivery of the Transaction Agreements and the performance of the Transaction Agreements and the Quality Agreements by TMC do not and will not (i) conflict with, or constitute a breach or default under, or require the consent of any third party under, TMC’s charter documents or any material license, loan or other agreement, contract, commitment or instrument to which TMC is a party or any of its assets are bound, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority.

3.2.4.       No Litigation. There is no action or proceeding pending or, in so far as TMC knows, threatened against TMC or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon TMC’s right, power and authority to enter into any of the Transaction Agreements or to carry out its obligations under any of the Transaction Agreements or the Quality Agreements. Except as set forth in Schedule 3.2.4, to its knowledge, TMC has not received written notice of any Claims by third parties that would result in Non-Released Claims Against Nycomed.

3.3.          Knowledge. Where a representation or warranty contained in this Section 3 is stated to be to a Party’s knowledge, this shall mean to the actual knowledge of all of the officers and appropriate key personnel of such Party or its Affiliates, after reasonable inquiry.

3.4.          No Other Warranties. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE NEW AGREEMENTS AND THE QUALITY AGREEMENTS,

(a) NEITHER TMC NOR NYCOMED MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NYCOMED PROVIDES THE ASSIGNED INTELLECTUAL PROPERTY AND ASSIGNED CONTRACTS ON AN “AS-IS” BASIS.

3.5.          Survival of Warranties. The provisions of this Section 3 shall survive the expiration or sooner termination of this Agreement without limit.

4.             TERMINATION OF FORMER DISTRIBUTION AGREEMENT; RELEASE OF CERTAIN CLAIMS; CONTINUATION OF QUALITY AGREEMENTS

4.1.          Termination of Former Distribution Agreement.

4.1.1.       Effective on the Effective Date, the Former Distribution Agreement shall terminate and, except for those rights and obligations of any party under the Former Distribution Agreement that expressly survive the termination of such agreement pursuant to the terms of such agreement (as modified by this Agreement), all rights and obligations of any party under the Former Distribution Agreement shall cease to be of further effect; provided, however, that the Parties agree that any obligation of Nycomed to report information to TMC pertaining to any period of time prior to the Effective Date shall survive the termination of the Former Distribution Agreement and such reports shall be due on the same dates as they would have otherwise been due pursuant to the Former Distribution Agreement.

4.1.2.       As to those rights and obligations of any party under the Former Distribution Agreement that do expressly survive the termination thereof, the Parties agree that they shall be modified as follows:  notwithstanding Section 20.7 of the Former Distribution Agreement, Section 13 (Collection of Information on Adverse and Serious Adverse Events/Reporting on Medical Safety/Recalls) and Section 17 (Confidential Information) shall terminate upon the termination of the Former Distribution Agreement. For the avoidance of doubt, simultaneously with the termination of the Former Distribution Agreement, the New Agreements and this Agreement shall become effective.

4.2.          Release of Certain Claims.

4.2.1.       Nycomed, on behalf of the Nycomed Release Parties, hereby forever compromises, settles, waives, releases, and discharges with prejudice (on the terms and conditions set forth in this Agreement) the TMC Release Parties from any and all Claims that the Nycomed Release Parties have against the TMC Release Parties to the extent such Claims (a) arise out of any events, occurrences, actions or any failures to act preceding the Effective Date and (b) relate to (or are in any way connected with) the Former Distribution Agreement or any Quality Agreement, whether known or unknown, accrued or not accrued, foreseen or unforeseen, or matured or not matured (the “Release By Nycomed”); provided, however, that the Release By Nycomed shall not extend to:

(i)                                     any Claim by any Nycomed Release Party against any TMC Release Party that arises out of or relates to a Claim of a third party against such Nycomed Release Party (A) for which such Nycomed Release Party is entitled to seek indemnification under the Former Distribution Agreement or (B) that arises out of or relates to TMC’s breach or alleged breach of any of its obligations under the Former Distribution Agreement or Quality Agreements (the “Non-Released Claims Against TMC”) or

(ii)                                  any Claim by any Nycomed Release Party against any TMC Release Party with respect to (A) any payment obligation of TMC under the Former Distribution Agreement or any Quality Agreement or (B) for the avoidance of doubt, any obligation of TMC to perform under the Former Distribution Agreement (to the extent such obligation survives termination thereof either pursuant to the terms thereof or pursuant to this Agreement) or any Quality Agreement, in each case to the extent such obligation to perform arises on or after the Effective Date.

4.2.2.       TMC, on behalf of the TMC Release Parties, hereby forever compromises, settles, waives, releases, and discharges with prejudice (on the terms and conditions set forth in this Agreement) the Nycomed Release Parties from any and all Claims that the TMC Release Parties have against the Nycomed Release Parties to the extent such Claims (a) arise out of any events, occurrences, actions or any failures to act preceding the Effective Date and (b) relate to (or are in any way connected with) the Former Distribution Agreement or any Quality Agreement, whether known or unknown, accrued or not accrued, foreseen or unforeseen, or matured or not matured (the “Release By TMC”); provided, however, that the Release By TMC shall not extend to

(i)                                     any Claim by any TMC Release Party against any Nycomed Release Party that arises out of or relates to a Claim of a third party against such TMC Release Party (A) for which such TMC Release Party is entitled to seek indemnification under the Former Distribution Agreement or (B) that arises out of or relates to Nycomed’s breach or alleged breach of any of its obligations under the Former Distribution Agreement or Quality Agreements (the “Non-Released Claims Against Nycomed”) or

(ii)                                  any Claim by any TMC Release Party against any Nycomed Release Party with respect to (A) any payment obligation of Nycomed under the Former Distribution Agreement or any Quality Agreement or (B) for the avoidance of doubt, any obligation of Nycomed to perform under the Former Distribution Agreement (to the extent such obligation survives termination thereof either pursuant to the terms thereof or pursuant to this Agreement) or any Quality Agreement, in each case to the extent such obligation to perform arises on or after the Effective Date.

4.2.3.       Nycomed hereby agrees to indemnify and hold harmless the TMC Release Parties from all Damages arising out of the Non-Released Claims Against Nycomed and Nycomed shall pay promptly to TMC any Damages to which the foregoing indemnification relates as they are incurred; provided, however, that Nycomed shall not be obligated to indemnify the TMC Release Parties with respect to the French Proceeding Amount (as defined in the Services Agreement). For the sake of clarity, Nycomed retains any obligation to pay or, if applicable, to indemnify the applicable TMC Release Party with respect to, the amount of any fine or penalty imposed with respect to the French Proceedings (as defined in the Services Agreement) beyond the French Proceeding Amount. TMC hereby agrees to indemnify and hold harmless the Nycomed Release Parties from all Damages arising out of the Non-Released Claims Against TMC and TMC shall pay promptly to Nycomed any Damages to which the foregoing indemnification relates as they are incurred. The indemnification procedures set forth in Section 12.4 of this Agreement shall apply to any claims for indemnification brought under this Section 4.2.3; provided, however, that, with respect to the conduct of the French Proceedings, the provisions of Section C of Schedule 2.1(b) of the Services Agreement shall apply and, to the extent inconsistent with Section 12.4 of this Agreement, the provisions of such Section C shall apply.

4.3.          Continuation of Quality Agreements. For the avoidance of doubt, as of the Effective Date, the Quality Agreements shall remain in full force and effect, as amended by the New Agreements, unless and until terminated in accordance with their respective terms or in accordance with the New Agreements.

5.             ASSIGNMENTS, LICENSES AND TRANSFERS AS OF THE EFFECTIVE DATE

5.1.          Trademarks. Effective as of the Effective Date, Nycomed shall and hereby does assign and transfer to TMC or TMC’s designee all of Nycomed’s right, title and interest in and to the registrations and applications for the Trademarks set forth on Schedule 3.1.14, together with the goodwill symbolized by them, and the right to sue and recover for past infringement of such Trademarks (the “Assigned Trademark Registrations”).

5.2.          Domain Names. Effective as of the Effective Date, or as promptly after the Effective Date as practicable, Nycomed shall and hereby does assign and transfer to TMC or TMC’s designee all of Nycomed’s right, title and interest in and to the domain names set forth (or to be set forth) on Schedule 3.1.15, together with all registrations or applications therefore (the “Assigned Domain Names”).

5.3.          Copyrightable Materials. Effective as of the Effective Date, Nycomed shall and hereby does assign and transfer to TMC or TMC’s designee all of Nycomed’s right, title and interest in and to all copyrightable materials relating to the Product, including without limitation marketing materials and translations thereof, whether existing as of the Effective Date or whether created, developed or acquired by Nycomed during the Transition Period (the “Assigned Copyrightable Materials”).

5.4.          Know-How.

5.4.1.       Effective as of the Effective Date, Nycomed shall and hereby does assign and transfer to TMC or TMC’s designee all of Nycomed’s right, title and interest in and to all Know-How, including all clinical and other data, analyses and reports, that relates exclusively or primarily to the Product, whether existing as of the Effective Date or whether created, developed or acquired by Nycomed during the Transition Period (the “Assigned Know-How” and, together with the Assigned Trademark Registrations, Assigned Domain Names, Assigned Copyrightable Materials, the “Assigned Intellectual Property”).

5.4.2.       Effective as of the Effective Date, Nycomed shall and hereby does grant to TMC or TMC’s designee a worldwide, fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable, sublicensable license to use any Know-How owned by Nycomed and that relates to the Product (but that does not exclusively or primarily relate to the Product), whether existing as of the Effective Date or whether created, developed or acquired by Nycomed during the Transition Period (“Licensed Know-How”).

5.4.3.       Nothing in this Section 5.4 shall be interpreted as creating an obligation for Nycomed to generate translations or new data, analyses or reports.

5.5.          Further Assurances. As of the Effective Date, or as promptly thereafter as practicable, Nycomed will prepare, execute and deliver to TMC (and where required by law, TMC will execute and deliver to Nycomed) such additional documents and take such other action as may be reasonably necessary or desirable to transfer the Assigned Intellectual Property to TMC or TMC’s designee, as applicable.

6.             OBLIGATIONS DURING THE TRANSITION PERIOD

6.1.          Transition Managers; Product Transition Committee.

6.1.1.       Transition Managers. Each Party shall appoint a senior representative who possesses a full understanding of the relevant operational, regulatory, commercial and legal issues to act as its Transition Manager (each, a “TM” or “Transition Manager”). The initial Transition Manager for each Party is set forth on Schedule 6.1. Any replacements or proxies for the foregoing persons shall be equivalently senior personnel. Each Party’s Transition Manager will be the primary contact with the other Party in connection with the ongoing, day-to-day implementation of this Agreement, the New Agreements and the Quality Agreements, and for obtaining any consents or approvals of the other Party required hereby. The TMs shall be responsible for: (a) seeking consensus (both internally, within his/her respective Party’s organization, as well as between the Parties) regarding key transition issues that arise under this Agreement, the New Agreements and the Quality Agreements; (b) identifying and raising issues to the PTC in a timely manner; (c) assisting the PTC co-chairs in setting appropriate meeting agendas, attending PTC meetings and preparing meeting minutes, as appropriate, in a format agreed upon with the PTC; and (d) in collaboration with the other TM, drafting and revising on a regular basis a monthly executive summary of the status of the transition hereunder, in a format agreed upon with the PTC, and providing such summary to the PTC.

6.1.2.       Product Transition Committee. The Parties hereby establish a Product Transition Committee (“PTC”) which shall remain in place during the Transition Period and which shall be responsible for the smooth and effective implementation of the activities contemplated by this Agreement, the New Agreements and the Quality Agreements, for developing and executing a plan to effect the transfers to take place pursuant to this Section 6 and for overseeing the implementation of this Agreement, the New Agreements and the Quality Agreements. The PTC shall consist of [**] voting members, comprising [**] representatives of TMC and [**] representatives of Nycomed (which representatives may also serve as the TMs). The PTC shall have two co-chairs, one from each Party. The initial representatives on the PTC for each Party are set forth on Schedule 6.1. TMC’s appointees to the PTC shall be determined by TMC. Nycomed’s appointees to the PTC shall be determined by Nycomed and shall include appropriate representation from its [**] and, if appropriate, its [**]. Any replacements or proxies for the foregoing persons shall be equivalently senior personnel. The PTC shall meet at least [**] (in person or by telephone, as mutually agreed by the Parties) at such time and, with respect to in-person meetings, place as mutually agreed upon by the Parties, and at such other dates as may be agreed upon by the Parties. In addition, the Parties shall cause their respective members of the PTC to make themselves available, in person or by telephone, as reasonably necessary to carry out such implementation. Should the Parties mutually agree to do so, additional, non-voting members may be appointed to the PTC and operating subcommittees and project teams may be appointed by and report to the PTC.

6.1.3.       In the event that a consensus decision cannot be reached by the PTC, then, except to the extent inconsistent with any provision of this Agreement, the New Agreements or the Quality Agreements, TMC shall have final authority for all decisions with respect to the Product, other than in respect of pricing in each country in the Territory during the term of the New Distribution Agreement with respect to such country; provided, however, that (a) the foregoing shall not be interpreted to require Nycomed to allocate personnel resources to the performance of the Services (as defined in the Services Agreement) beyond the then-current Commitment (as defined in the Services Agreement); (b) Nycomed shall have no obligation to act in accordance with TMC’s directions if doing so would violate any applicable provision of law, statute, rule or regulation, as determined by Nycomed in good faith, or would cause Nycomed to breach any obligation owed to a third party under an agreement entered into by Nycomed in good faith; (c) Nycomed shall perform and fund the activities specified to be performed and funded, respectively, by Nycomed in Schedule 2.1(b) of the Services Agreement and TMC shall perform and fund the activities specified to be performed and funded, respectively, by TMC in Schedule 2.1(b) of the Services Agreement; and (d) the foregoing shall not be interpreted as giving TMC any authority to amend any provision of any Transaction Agreement.

6.2.          Transition of Activities in General. The Parties, via the PTC, will agree upon procedures to ensure a smooth transition from Nycomed to TMC on or before the Transition Date of the activities required to be undertaken by the holder of the Approvals for the Product, including without limitation adverse experience reporting, quarterly and annual reports with Governmental Authorities, complaint and sample tracking, product recalls and communication with health care professionals and customers. Without limiting the generality of the foregoing, the Parties will cooperate with each other in a commercially reasonable manner to notify relevant key opinion leaders and other relevant parties interested in the Product of the transition contemplated by this Agreement.

6.3.          Provision of Reports, Documents and Access.

6.3.1.       During the Transition Period, Nycomed shall provide TMC and any third party that may potentially or actually subsequently perform services and functions performed by Nycomed under the New Agreements or Quality Agreements (the “New Distributors”), with reasonable access to all information, documents, records and facilities and, subject to clause (iii) below, all personnel, contractors and agents, in each case as reasonably necessary (a) to complete a reasonable review and analysis of activities performed by Nycomed with respect to the Product (including activities directed to obtaining Approvals, marketing, promoting, distributing, importing or selling the Product) as customary to evaluate the scope and nature of the services and functions to be performed by TMC or the New Distributor and (b) to reasonably assist TMC in TMC’s efforts to build its commercial operations with respect to the Product, including without limitation TMC’s efforts to obtain for TMC or for any New Distributor any Approvals necessary to perform services and functions performed by Nycomed under the New Agreements or Quality Agreements. Without limiting the generality of the foregoing:

(i)                                     During the Transition Period, Nycomed will provide TMC with frequent and complete ongoing reports with respect to all activities performed by Nycomed under the Transaction Agreements and Quality Agreements, including registration efforts and other regulatory matters, and activities in connection with the marketing, promotion, distribution, importation and sale the Product. To the extent applicable, the format of such reports shall be consistent with past practice and shall contain at least as much detail as in similar reports generated by Nycomed under the Former Distribution Agreement.

(ii)                                  On or before the Transition Date, or with respect to any item below, on such earlier date as is reasonably practicable following notice by TMC to Nycomed,

Nycomed shall provide to TMC or any New Distributor all documents and records related to the Product within the possession or control of Nycomed, in each case whether existing as of the Effective Date or whether created, developed or acquired by Nycomed during the Transition Period (the “Product Documents and Records”), including without limitation:

(A)          documents and records related to Regulatory Filings and Approvals (including documents and records relating to clinical trials and adverse events) and any withdrawals or rejections of applications for Approvals, including without limitation all documents, files and databases with respect to the clinical trials set forth on Schedule 6.3.1;

(B)           documents (and conversation logs) of communications with Governmental Authorities (excluding communications with respect to registrations and applications for the Assigned Trademark Registrations, which are separately addressed by clause (D) below);

(C)           marketing, pricing, sales and customer information, data and materials, including without limitation: customer lists, marketing, distribution and sales plans, methods and systems, sales figures and sales projections, training materials and promotional and advertising materials, and all translations of the foregoing; and

(D)          registrations and applications for the Assigned Trademark Registrations and Assigned Domain Names, Nycomed’s file with respect to any pending applications for the Assigned Trademark Registrations, and the contact information for the law firms or other agents Nycomed has used with respect to filing and maintaining the registrations and applications for the Assigned Trademark Registrations.

All Product Documents and Records shall be provided in a timely manner and Nycomed shall deliver such information in electronic (if existing) or hard copy versions, as TMC may reasonably request. Nycomed may retain one archival copy of the Product Documents and Records solely for purposes of performing its obligations under this Agreement, the New Agreements and the Quality Agreements (for so long as they remain in effect), interpreting and enforcing its rights under the Transaction Agreements and Quality Agreements or as necessary to comply with applicable law. Nycomed may and shall modify the Product Documents and Records provided to TMC pursuant to the foregoing to remove any individually identifiable information to the extent required to comply with applicable law. Nycomed may also redact the Product Documents and Records provided to TMC pursuant to the foregoing to the extent required to comply with any applicable law or any Nycomed contractual obligation of confidentiality to a third party that exists as of the Effective Date.

Notwithstanding any provision of this Agreement that may require Nycomed to provide such Product Documents and Records to TMC earlier, to the extent Nycomed requires continued access to any Product Documents and Records in order to perform under this Agreement, the New Agreements and the Quality Agreements, and to the extent that retention by Nycomed of a copy of such Product Documents and Records for such purpose or Nycomed’s right of access and right of reference provided for in Section 6.7 are not sufficient for Nycomed to do so, Nycomed shall be permitted to retain any such Product Documents and Records for so long as reasonably necessary for such performance, provided that, during such timeframe, TMC shall have a right of access (including the right to make copies of records) and right of reference to all such Product Documents and Records.

(iii)                               Upon reasonable advance notice to the Nycomed TM, Nycomed shall provide TMC or any New Distributor with reasonable access to: (A) personnel and contractors (if any) responsible for obtaining and maintaining Approvals for marketing, promoting, distributing, importing or selling the Product and (B) any other personnel engaged in activities under the Transaction Agreements and Quality Agreements, including promotional, marketing, sales, detailing and distribution activities. Any such access shall be scheduled during normal business hours; and

(iv)                              As reasonably requested by TMC, Nycomed shall provide access to facilities owned or operated by Nycomed (or its subcontractors, if any) used for the distribution of Product.

6.3.2.       During the Transition Period, Nycomed shall give TMC at least seven to ten Business Days prior written notice of (or such shorter notice as is practicable in light of the amount of notice Nycomed itself receives of the meeting), and grant TMC and any New Distributor reasonable access to, and the right to participate in, (a) meetings and any other communications with any third parties (other than Governmental Authorities, which meetings shall be governed by Section 6.6) and (b) material scheduled internal meetings, in each case regarding clinical trials and registration efforts (in each case, to the extent Nycomed is expressly authorized to engage in such activities by TMC hereunder) and promotional, marketing, sales, detailing and distribution activities relating to the Product.

6.4.          Transfer of Regulatory Filings and Approvals. The Parties shall use commercially reasonable efforts to complete the transfer of all Regulatory Filings set forth on Schedule 6.4  (including Approvals that may result therefrom during the Transition Period) and Approvals set forth on Schedule 6.4 to TMC or TMC’s designee on the Transition Date or, with respect to any given Regulatory Filing or Approval, upon such earlier date as TMC may request, provided that such earlier date is reasonably practicable. To the extent that TMC expressly authorizes Nycomed to make additional Regulatory Filings during the Transition Period, the Parties shall update Schedule 6.4 accordingly.

6.5.          Maintenance and Registration Efforts. During the Transition Period, Nycomed shall continue to maintain the Approvals set forth on Schedule 6.4 and any Approvals that may result from the Regulatory Filings set forth on Schedule 6.4 until such time as such Approvals and Regulatory Filings are transferred to TMC or TMC’s designee pursuant to Section 6.4. As of the Effective Date, Nycomed shall no longer be obligated or have the right to pursue new Approvals with respect to the Product other than in support of Regulatory Filings set forth on Schedule 6.4; provided, however, that TMC may, at any time during the Transition Period, direct Nycomed to withdraw or, if practical, to cease to actively pursue, any such Regulatory Filing(s) pending further instruction from TMC. Subject to the foregoing and subject to Section 6.6, during the Transition Period, Nycomed shall continue to use commercially reasonable efforts to seek Approvals with respect to such Regulatory Filings, except to the extent that the applicable Regulatory Filing is transferred to TMC or a TMC designee in accordance with Section 6.4, in which event TMC or such designee shall be responsible for the conduct of any such activities. In the event TMC or a TMC designee assumes such responsibility, Nycomed shall assist TMC or such designee in seeking such Approvals by supplying TMC or such designee with copies of all relevant documents and communications, and informing TMC or such designee of the status of the applicable Regulatory Filings. The Parties agree that during the Transition Period, or until such earlier time as TMC or a TMC designee may assume responsibility for such activities, Nycomed’s activities with respect to seeking the foregoing Approvals shall be subject to reasonable coordination with TMC; provided, however, that Nycomed shall not be required to take any action that Nycomed determines in good faith would jeopardize its standing and reputation with any Governmental Authority or violate any applicable provision of law, statute, rule or regulation.

6.6.          Communications with Governmental Authorities.

6.6.1.       In addition to its obligations under the New Agreements and the Quality Agreements, during the Transition Period:

(a)           Nycomed shall give TMC at least seven to ten Business Days prior written notice and the right to attend any meeting between Nycomed and any Governmental Authority relating to the Product, or such shorter notice as is practicable in light of the amount of notice Nycomed itself receives of the meeting.

(b)           Nycomed shall provide TMC with a copy of each proposed communication that will be made between Nycomed and any Governmental Authority that relates to the Product and the right to review such communication with as much advance notice as practicable. Nycomed shall follow the instructions and comments of TMC with respect to any such proposed communication; provided, however, that Nycomed shall not be required to take any action that Nycomed determines in good faith would jeopardize its standing and reputation with any Governmental Authority or violate any applicable provision of law, statute, rule or regulation. Nycomed shall permit TMC to participate in any response to any such communication.

(c)           Nycomed shall be responsible for making presentations to any Governmental Authority that relate to Approvals and Regulatory Filings in Nycomed’s name during any joint meetings and for responding to questions and comments from such Governmental Authority with respect to its Approvals and Regulatory Filings, but shall solicit and follow the instructions of TMC prior to making such a presentation or response; provided, however, that Nycomed shall not be required to take any action that Nycomed determines in good faith would jeopardize its standing and reputation with any Governmental Authority or violate any applicable provision of law, statute, rule or regulation.

(d)           Nycomed shall, within five Business Days, provide TMC with a copy of each written communication Nycomed receives from any Governmental Authority related to the Product. Nycomed shall, within five Business Days, provide TMC with notes from any in-person or teleconference meeting with any Governmental Authority related to the Product at which TMC is not present.

6.6.2.       Notwithstanding the foregoing, upon a transfer in accordance with Section 6.4 of an Approval or Regulatory Filing prior to the Transition Date, (i) TMC shall assume all responsibility for presentations to and communications with the relevant Governmental Authority that relate to the Product and (ii) Nycomed shall be relieved of any responsibility therefor. For the avoidance of doubt, this Section 6.6 pertains only to Approvals and Regulatory Filings (including Approvals that may result therefrom during the Transition Period) that exist as of the Effective Date and is not intended to grant any authority to Nycomed to file or seek new Approvals or Regulatory Filings.

6.7.          Delivery of Know How and Clinical Data. As promptly as possible after the Effective Date (or, if applicable, as promptly as possible after the creation, development or acquisition of any such item), and in any event no later than the Transition Date, Nycomed shall provide to TMC or TMC’s designee the physical embodiments of all Assigned Know-How and copies of the physical embodiments of all Licensed Know-How; provided, however, that (i) to the extent Nycomed requires access to Assigned Know-How to comply with applicable legal requirements pertaining to Nycomed’s performance under the New Agreements, Quality Agreements or this Agreement, subject to Section 11 (Confidential Information), TMC or TMC’s designee, as applicable, shall allow Nycomed a right of access (including the right to make copies of records) and right of reference to all such Assigned Know-How, (ii) Nycomed may retain one archival copy of each such item of Assigned Know-How solely for purposes of interpreting and enforcing its rights under the Transaction Agreements and Quality Agreements or as necessary to comply with applicable law, (iii) Nycomed may and shall modify such items of Know-How provided to TMC pursuant to the foregoing to remove any individually identifiable information to the extent required to comply with applicable law and (iv) Nycomed may redact such items of Know-How provided to TMC pursuant to the foregoing to the extent required to comply with any applicable law or any Nycomed contractual obligation of confidentiality to a third party that exists as of the Effective Date. In addition to transferring the physical embodiments (or copies thereof) of such items of Know-How, Nycomed shall provide TMC with reasonable access to Nycomed personnel and contractors in accordance with Section 6.3.1(iii), including for the purpose of answering TMC’s questions related to the Know-How provided pursuant this Section 6.7.

6.8.          Assignment of Assigned Contracts.

6.8.1.       On the Transition Date or, with respect to any such contract, on such earlier date as is reasonably practicable following notice by TMC to Nycomed, in each case subject to obtaining any necessary third party consents in accordance with Section 6.8.4, Nycomed shall assign and transfer to TMC or TMC’s designee all of Nycomed’s right, title and interest in and to the contracts set forth on Schedule 6.8 (the “Assigned Contracts”). TMC or the applicable TMC designee shall assume and become responsible for, from and after the relevant Assignment Date, all obligations of Nycomed arising after the relevant Assignment Date under the Assigned Contracts; provided, however, that (a) although such obligations may arise before the relevant Assignment Date, TMC shall be responsible for the payment obligations of Nycomed (and of TMC as the successor-in-interest to Nycomed) arising after the Effective Date under (i) the ISAR 4-Agreement (as defined in the New Distribution Agreement), up to € [**], (ii) the ISAR-3 Reload Agreement (as defined in the New Distribution Agreement), up to € [**], and (iii) the ADONIS Agreement, up to € [**], and (b) although such obligations may arise after the relevant Assignment Date, Nycomed shall be responsible for, and to the extent paid by TMC shall promptly reimburse TMC for, the payment obligations of Nycomed (and of TMC as the successor-in-interest to Nycomed) arising after the Effective Date under (i) the Munich ISAR-3 Agreement (as defined in the New Distribution Agreement) and (ii) the Bad Krozingen ISAR-3 Agreement (as defined in the New Distribution Agreement). For the sake of clarity, Nycomed retains any obligation to pay any amount (x) arising under the ISAR-4 Agreement beyond the € [**] maximum amount payable by TMC pursuant to Section 6.8.1(a)(i), (y) arising under the ISAR-3 Reload Agreement beyond the € [**] maximum amount payable by TMC pursuant to Section 6.8.1(a)(ii) or (z) arising under the ADONIS Agreement beyond the € [**] maximum amount payable by TMC pursuant to Section 6.8.1(a)(iii).

6.8.2.       Except to the extent expressly provided otherwise in Section 6.8.1 with respect to post-Effective Date payment obligations under the ISAR 4 Agreement, the ISAR-3 Reload Agreement and the ADONIS Agreement, TMC or the applicable TMC designee shall not assume or become responsible for, and Nycomed shall remain liable for, all liabilities and obligations of Nycomed arising prior to the relevant Assignment Date under the Assigned Contracts, including all obligations to make payment thereunder accruing prior to the relevant

Assignment Date, and all liabilities for any breach, act or omission by Nycomed prior to the relevant Assignment Date under any Assigned Contract. For the avoidance of doubt, except to the extent expressly provided otherwise in Section 6.8.1 with respect to post-Effective Date payment obligations under the ISAR 4 Agreement, the ISAR-3 Reload Agreement and the ADONIS Agreement, TMC or the applicable TMC designee does not and will not assume any liabilities of Nycomed arising from (i) defaults under or breaches of any Assigned Contract prior to the relevant Assignment Date, including any failure by Nycomed to make any payment due prior to the Assignment Date or to perform any obligation required prior to the Assignment Date, or (ii) events occurring prior to the relevant Assignment Date, which, after notice or lapse of time or both, would constitute a default or breach of such Assigned Contract, in each case whether a claim for such default or breach is made prior to or following the assignment date. For the avoidance of doubt, as of the relevant Assignment Date, TMC shall obtain all rights of Nycomed under each Assigned Contract, whether accruing before or after the relevant Assignment Date.

6.8.3.       Upon the assignment of any Assigned Contract, Nycomed and TMC or the applicable TMC designee shall execute such further instruments of conveyance as may be necessary to assign and transfer such Assigned Contracts to TMC or TMC’s designee, as applicable.

6.8.4.       Nycomed shall use commercially reasonable efforts to obtain any consents required from third parties, and to give all such notices to third parties, in each case as promptly as practicable after the Effective Date, as are required to effect the assignment of the Assigned Contracts to TMC or TMC’s designee, as applicable.

6.8.5.       From and after the Effective Date until the assignment of each Assigned Contract, (i) except to the extent Nycomed retains responsibility for obligations under the Assigned Contracts in accordance with Sections 6.8.1 or 6.8.2 or Nycomed is required to perform activities under the New Distribution Agreement or the Services Agreement with respect to the Assigned Contracts, TMC or TMC’s designee shall perform and fulfill, on a subcontractor basis, the obligations of the Nycomed to be performed under such Assigned Contract, and (ii) Nycomed shall use commercially reasonable efforts to provide TMC with all of Nycomed’s rights and benefits under each Assigned Contract. Without limiting the foregoing, (a) Nycomed shall enforce, at the request of, for the account of and at the expense of TMC, any rights of Nycomed arising from any such Assigned Contract against any third party, including the right to elect to terminate in accordance with the terms thereof upon the instruction of TMC and (b) Nycomed shall not enter into any amendment to any Assigned Contract, or waive any rights of Nycomed thereunder, without the prior written consent of TMC.

6.9.          Termination or Amendment of Regulatory Filings and Approvals.

6.9.1.       On or immediately following the Transition Date or, as to a particular country or group of countries within the Territory (including the countries within the European Economic

Area), such earlier date as Nycomed is no longer authorized to distribute the Product in such country or group of countries under the New Distribution Agreement, Nycomed shall (a) terminate all Approvals held in Nycomed’s name that pertain to such country or group of countries and that are exclusively related to the Product to the extent that such Approvals have not been transferred, and are not in the process of being transferred, to TMC or TMC’s designee in accordance with Section 6.4 and (b) amend all Approvals held in Nycomed’s name that pertain to such country or group of countries and are not exclusively related to the Product so as to exclude any reference to the Product.

6.9.2.       On or immediately following the Transition Date, or such earlier date as Nycomed is no longer authorized to distribute the Product in the applicable country under the New Distribution Agreement, Nycomed shall (a) withdraw all Regulatory Filings held in Nycomed’s name that are exclusively related to the Product to the extent that such Regulatory Filings (i) have not been transferred, and are not in the process of being transferred, to TMC or TMC’s designee in accordance with Section 6.4 or (ii) have not been otherwise earlier withdrawn, and are not in the process of being withdrawn, in accordance with Section 6.5, and (b) amend all Regulatory Filings held in Nycomed’s name that are not exclusively related to the Product so as to exclude any reference to the Product; provided, however, that if, with respect to any Regulatory Filing set forth on Schedule 6.4, the relevant Governmental Authority has not yet granted a corresponding Approval as of the Transition Date, and if such Regulatory Filing cannot be transferred to TMC prior to such grant, then Nycomed shall, at the request of TMC, either withdraw the Regulatory Filing or, at the ongoing discretion of TMC and in accordance with the provisions of Sections 6.4, 6.5 and 6.6, continue to pursue the grant of such Regulatory Filing to the Approval stage and, upon such grant, transfer the Approval to TMC or TMC’s designee and TMC shall reimburse Nycomed’s Out-of-Pocket Costs with respect to the foregoing activities in accordance with Section 8.4.

6.10.        Inventory.

For the avoidance of doubt, references in this Section 6.10 to Nycomed Danmark ApS shall refer solely to such entity and, notwithstanding Section 2.3, shall not be deemed to include any Affiliates of such entity.

6.10.1.     Pursuant to the New Distribution Agreement, during the term thereof, Nycomed Danmark ApS and its Affiliates shall continue to sell the Existing Inventory and may also sell New Inventory in accordance with the terms thereof. The “Vials of Remaining Inventory” means all vials of the Existing Inventory and/or New Inventory held by Nycomed Danmark ApS or its Affiliates in inventory upon the expiration or termination date of the New Distribution Agreement. Immediately and automatically upon expiration or termination of the New Distribution Agreement in its entirety: (a) Nycomed Danmark ApS shall obtain title and ownership of any Vials of Remaining Inventory that may be held by its Affiliates, (b) TMC or TMC’s designee shall purchase, and shall be deemed to have purchased from Nycomed and Nycomed to have sold to TMC or TMC’s designee, any Vials of Remaining Inventory from

Nycomed Danmark ApS at a price of US$[**] per vial of Existing Inventory and at no charge (US$0) for vials of New Inventory (the aggregate purchase price for all such vials being the “Inventory Purchase Price”) and (c) title to the Vials of Remaining Inventory shall pass to TMC or TMC’s designee. On such termination date, Nycomed Danmark ApS shall execute and deliver the Bill of Sale with respect to the Vials of Remaining Inventory to TMC or TMC’s designee, as applicable, in the form attached hereto as Exhibit C.

6.10.2.     Nycomed shall deliver the Vials of Remaining Inventory into the possession of a common carrier designated by TMC within five Business Days after the expiration or termination of the New Distribution Agreement. If TMC does not designate a common carrier before the expiration or termination date, then Nycomed may designate a common carrier on behalf of TMC. Risk of loss and damage to the Vials of Remaining Inventory shall pass to TMC or TMC’s designee, as applicable, upon possession by the common carrier. The Vials of Remaining Inventory shall be delivered FCA (Incoterms 2000) the applicable Nycomed distribution facility. The Vials of Remaining Inventory shall be packed for shipment and storage in accordance with Nycomed’s standard commercial practices. Nycomed shall deliver all Vials of Remaining Inventory in good and merchantable quality and in saleable condition in the ordinary of course of business as conducted in accordance with Nycomed’s past practice.

6.10.3.     Upon shipment of the Vials of Remaining Inventory, Nycomed Danmark ApS shall invoice TMC or TMC’s designee, as applicable, for the Inventory Purchase Price. The Inventory Purchase Price shall be paid in U.S. Dollars and shall be paid in accordance with Section 8.5. Taxes now or hereafter imposed with respect to TMC or TMC’s designee’s purchase of the Vials of Remaining Inventory contemplated hereunder (with the exception of income taxes or other taxes imposed upon Nycomed and measured by the gross or net income of Nycomed) shall be the responsibility of TMC as between TMC and Nycomed Danmark ApS, and if paid or required to be paid by Nycomed Danmark ApS, the amount thereof shall be added to and become a part of the amounts payable by TMC hereunder. Nycomed Danmark ApS remains responsible however to the local VAT authorities for introducing any periodical VAT returns and paying any VAT due on TMC’s or TMC’s designee’s purchase of the Vials of Remaining Inventory, if required to do so under the applicable VAT law and regulations. Notwithstanding the foregoing, if TMC is required to withhold taxes from any amount payable by TMC to Nycomed Danmark ApS with respect to the purchase of the Vials of Remaining Inventory, then TMC shall pay to Nycomed Danmark ApS an additional amount as may be necessary so that Nycomed Danmark ApS will receive, after deduction of such withholding tax, the amount which Nycomed Danmark ApS would have received in the absence of such withholding tax. Nycomed Danmark ApS will promptly credit to TMC any withholding tax Nycomed Danmark ApS recovers through a foreign tax credit that Nycomed Danmark ApS actually uses to reduce its tax liabilities, up to the additional amount as described above, that TMC has paid to Nycomed Danmark ApS with respect to that recovered tax.

6.11.        Level of Efforts.

6.11.1.     Nycomed shall use commercially reasonable efforts to fulfill its obligations under the Transaction Agreements and Quality Agreements, including the allocation of sufficient human and corporate resources to such tasks; provided, however, that the foregoing shall not be interpreted to require Nycomed to allocate personnel resources to the performance of the Services (as defined in the Services Agreement) beyond the then-current Commitment (as defined in the Services Agreement).

6.11.2.     TMC will use commercially reasonable efforts to complete the transition of the services and functions performed by Nycomed under the New Agreements and Quality Agreements to TMC or to a New Distributor as soon as reasonably practicable after the Effective Date, and in no event later than the Transition Date.

7.             OBLIGATIONS DURING AND AFTER THE TRANSITION PERIOD

Both during the Transition Period and after the termination of this Agreement:

7.1.          Regulatory Approval Information. For a period of one year following the Transition Date, (a) Nycomed shall provide to TMC such information in Nycomed’s possession or control as may be reasonably requested by TMC for TMC to obtain Approvals throughout the Territory, including without limitation all documents, files and databases with respect to the clinical trials set forth on Schedule 3.1.6. and (b) subject to the provisions of Section 6.6, Nycomed shall also provide such information to any examiners or agents from any Governmental Authority who may request such information from either Nycomed or TMC;

7.2.          Adverse Event Reporting. Without a limit as to duration, Nycomed shall inform TMC within 72 hours of all customer complaints, adverse reaction information or notifications, correspondence, etc. with respect to the use of the Product that may come to Nycomed’s attention;

7.3.          Infringement of Third Parties. For a period of one year following the Transition Date, Nycomed shall notify TMC should it become aware that the manufacture, use, sale, offering for sale or import of the Product infringes any patents, patent rights, patent applications, inventions, trademarks, service marks or tradenames, copyrights, confidential information, trade secrets or any other proprietary rights or processes of any third party; and

7.4.          Infringement by Third Parties. For a period of one year following the Transition Date, Nycomed shall notify TMC should it become aware that there is infringement by a third party of a patent involving the Product.

8.             PAYMENTS; EXPENSES.

8.1.          Up-Front Payment. In accordance with Section 2.2, either on the Effective Date or on the first day after the Effective Date that is both a Business Day and a day on which the banks in the Commonwealth of Massachusetts are open for business, TMC shall make a non-creditable, non-refundable payment to Nycomed by wire transfer in the amount of Twenty Million U.S. Dollars (US $20,000,000) (the “Up-Front Payment”).

8.2.          Transition Payments. On January 15, 2008, TMC shall make an additional non-creditable, non-refundable payment to Nycomed in the amount of Fifteen Million U.S. Dollars (US $15,000,000). On the first day after the Second Transition Payment Date that is both a Business Day and a day on which the banks in the Commonwealth of Massachusetts are open for business, TMC shall make an additional non-creditable, non-refundable payment to Nycomed in the amount of Five Million U.S. Dollars (US $5,000,000). The “Second Transition Payment Date” means the earlier of (a) the Transition Date or (b) June 30, 2008.

8.3.          Milestone Payment. TMC shall make an additional non-creditable, non-refundable payment to Nycomed in the amount of Five Million U.S. Dollars (US $5,000,000) (the “Milestone Payment”) within [**] Business Days after TMC’s receipt of notice of a decision by the European Commission, approving a positive opinion from the Committee for Human Medicinal Products (“CHMP Positive Opinion”), that the Product may be marketed for the indication of treatment in patients with Acute Coronary Syndromes (unstable angina/non-ST segment elevation myocardial infarction (UA/NSTEMI)) (the “Additional Indication”) in the event that: (a) the Additional Indication has been granted based substantially upon the results of the Acute Catheterization and Urgent Intervention Triage Strategy clinical trial (Protocol No. TMC-BIV-02-08) (the “ACUITY Trial”), (b) the Additional Indication is approved on or before December 31, 2009 and (c) the CHMP Positive Opinion is issued on or before December 31, 2008. In the event that a CHMP opinion requires TMC to perform additional Clinical Trial(s) other than the ACUITY Trial as a condition of obtaining the Additional Indication and such additional Clinical Trial(s) is required prior to the issuance of the Additional Indication, and if TMC performs such additional Clinical Trial(s) and subsequently the conditions in clauses (a), (b) and (c) above are met, then, the Milestone Payment shall be reduced by an amount equal to 50% of TMC’s costs of performing such additional Clinical Trials(s). For purposes of this Section 8.3, “Clinical Trial” means, in accordance with European Union directives, an investigation, in accordance with a protocol approved by the appropriate authorities, in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamics effects of an investigational product(s), and/or to identify any adverse reactions to an investigational product(s), and/or to study absorption, distribution, metabolism, and excretion of an investigational product(s) with the objective of ascertaining its safety and/or efficacy.

For purposes of this Section 8, description of a payment as non-refundable or non-creditable shall not be interpreted to negate the right of the paying party to offset amounts due to it hereunder from the payee party against such payment.

8.4.          Out-of-Pocket Costs.

8.4.1.       Each Party shall be responsible for its own expenses of performing under this Agreement. Notwithstanding the foregoing, TMC shall be responsible for any out-of-pocket costs owed to a third party and incurred by Nycomed after the Effective Date to the extent solely attributable and directly related to: (a) Nycomed’s transfer of Approvals and Regulatory Filings to TMC or TMC’s designee pursuant to Section 6.4, (b) Nycomed’s maintenance of Approvals pursuant to Section 6.5, (c) Nycomed’s registration efforts with respect to Regulatory Filings pursuant to Section 6.5, (d) Nycomed’s withdrawal or amendment of Regulatory Filings pursuant to Section 6.5 or 6.9.2, (e) Nycomed’s termination or amendment of Approvals pursuant to Section 6.9, (f) Nycomed’s transfer of the Assigned Trademark Registrations to TMC or TMC’s designee pursuant to Section 5.1, (g) Nycomed’s maintenance of the Assigned Trademark Registrations prior to such transfer and (h) Nycomed’s transfer of the Assigned Domain Names to TMC or TMC’s designee pursuant to Section 5.2 (the “Out-of-Pocket Costs”); provided, however, that such Out-of-Pocket Costs shall be incurred in the ordinary course of business and consistent with Nycomed’s past practice and shall be substantially in accordance with the budget set forth as Schedule 8.4.1 (as the same may be amended from time to time with the prior written approval of TMC, which approval will not be unreasonably withheld); and provided, further, that Nycomed shall maintain adequate supporting documentation to substantiate all Out-of-Pocket Costs billed to TMC and shall provide the foregoing to TMC upon request.

8.4.2.       Taxes now or hereafter imposed with respect to TMC’s reimbursement of the Out-of-Pocket Costs contemplated hereunder (with the exception of income taxes or other taxes imposed upon Nycomed and measured by the gross or net income of Nycomed) shall be the responsibility of TMC as between TMC and Nycomed Danmark ApS, and if paid or required to be paid by Nycomed Danmark ApS, the amount thereof shall be added to and become a part of the amounts payable by TMC hereunder. Nycomed Danmark ApS remains responsible however to the local VAT authorities for introducing any periodical VAT returns and paying any VAT due on the reimbursement of the Out-of-Pocket Costs, if required to do so under the applicable VAT law and regulations. Notwithstanding the foregoing, if TMC is required to withhold taxes from any amount payable by TMC to Nycomed Danmark ApS under Section 8.4.1, then TMC shall pay to Nycomed Danmark ApS an additional amount as may be necessary so that Nycomed Danmark ApS will receive, after deduction of such withholding tax, the amount which Nycomed Danmark ApS would have received in the absence of such withholding tax. Nycomed Danmark ApS will promptly credit to TMC any withholding tax Nycomed Danmark ApS recovers through a foreign tax credit that Nycomed Danmark ApS actually uses to reduce its tax liabilities, up to the additional amount as described above, that TMC has paid to Nycomed Danmark ApS with respect to that recovered tax.

8.4.3.       The Out-of-Pocket Costs incurred by Nycomed during each calendar quarter shall be calculated by Nycomed at the end of such quarter, shall be reported by Nycomed to TMC after the end of each such calendar quarter as follows: within five Business Days after the end of each quarter, Nycomed shall report such information with respect to the first two months of such quarter and shall provide estimates with respect to the third month of such quarter, and within ten Business Days after the end of each quarter, Nycomed shall report such information with respect to the third month of such quarter. The Out-of-Pocket Costs shall be paid by TMC in accordance with Section 8.5.

8.4.4.       If any portion of the Out-of-Pocket Costs are stated in a currency other than United States Dollars during such quarter, then, for the purpose of calculating and reporting the Out-of-Pocket Costs for such quarter, such portion of the Out-of-Pocket Costs shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in the European Central Bank in Frankfurt as of the last Business Day of such calendar quarter. If no such exchange rate has been quoted in the European Central Bank in Frankfurt at any time during the 12-month period preceding the last Business Day of such quarter, the Parties shall determine in good faith a reasonable exchange rate to be applied to such portion of the Out-of-Pocket Costs.

8.5.          Quarterly True-Up Payments.

8.5.1.       After the end of each calendar quarter, Nycomed shall submit a report to TMC containing the following information as follows:

(a)           With five Business Days after the end of each quarter, the aggregate Transfer Price (as defined in the New Distribution Agreement) due from Nycomed to TMC pursuant to Section 10.1(a) of the New Distribution Agreement with respect to vials of Product sold by Nycomed, Nycomed Affiliates or Distributors (as defined in the New Distribution Agreement) during such calendar quarter (including any taxes due by Nycomed to TMC with respect thereto);

(b)           Within five Business Days after the end of each quarter, the aggregate amount due from TMC to Nycomed pursuant to Section 10.1(b) of the New Distribution Agreement with respect to vials of Product supplied by Nycomed under the ISAR Agreements during such calendar quarter;

(c)           Within five Business Days after the end of each quarter, Nycomed shall report such information with respect to the first two months of such quarter and shall provide estimates with respect to the third month of such quarter, and within ten Business Days after the end of each quarter, Nycomed shall report such information with respect to the third month of such quarter: The Service Fee (as defined in the Services Agreement) due from TMC to Nycomed pursuant to Section 10.1 of the Services Agreement in consideration of services performed by Nycomed thereunder during such calendar quarter (as reported pursuant to Section 10.2 of the Services Agreement);

(d)           Within five Business Days after the end of each quarter, Nycomed shall report such information with respect to the first two months of such quarter and shall provide estimates with respect to the third month of such quarter, and within ten Business Days after the end of each quarter, Nycomed shall report such information with respect to the third month of such quarter: The Out-of-Pocket Costs due from TMC to Nycomed for such calendar quarter, as reported pursuant to Section 8.4.3 of this Agreement (including any taxes due by TMC to Nycomed with respect thereto);

(e)           Within five Business Days after the end of the applicable quarter: If the Inventory Purchase Price was invoiced by Nycomed during such calendar quarter pursuant to Section 6.10.3 of this Agreement, the Inventory Purchase Price due from TMC to Nycomed (including any taxes due by TMC to Nycomed with respect thereto); and

(f)            Within five Business Days after the end of September 30, 2007: the US[**] due from TMC to Nycomed pursuant to Section 9.2 of the New Distribution Agreement.

8.5.2.       If the amount described in paragraph (a) above is greater than the sum of the amounts described in paragraphs (b), (c), (d), (e) and (f) above, then, within 30 calendar days after delivery of the final report required by Section 8.5.1, based on the information contained therein, Nycomed shall pay to TMC the difference.

8.5.3.       If the sum of the amounts described in paragraphs (b), (c), (d), (e) and (f) above is greater than the amount described in paragraph (a) above, then, within 30 calendar days after receipt of the final report required by Section 8.5.1, based on the information contained therein, TMC shall pay to Nycomed the difference.

8.6.          Interest. Additionally, all payments due under any Transaction Agreement that are not paid when due shall bear interest which is the lesser of:  (i) the rate of Citibank N.A.’s prime rate plus 2% per annum or (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

8.7.          Payment Form. All payments between the Parties shall be in US Dollars and shall be made by bank wire transfer in next day available funds to the bank account designated in writing by the receiving Party from time to time. For the sake of clarity, TMC shall pay any amounts due by TMC hereunder only to Nycomed Danmark ApS and TMC shall have no obligation to make any payments to any Nycomed Affiliate.

8.8.          Audit and Inspection; Cooperation with respect to Financial Information. For a period of [**] next following each calendar year, Nycomed shall keep, and shall cause each of its Affiliates involved with the activities under this Agreement to keep, full, true, and accurate books and records containing all particulars relevant to such activities during such year in sufficient detail to enable TMC to verify the amounts payable by TMC to Nycomed hereunder. TMC shall have the right, [**] during any calendar year, to have such books and records of Nycomed audited by a qualified nationally-recognized, independent accounting firm of TMC’s choosing, during normal business hours upon reasonable notice, for the sole purpose of verifying the accuracy of the amounts paid by TMC to Nycomed hereunder. In the event that an audit shows that Nycomed has overcharged or underpaid TMC by [**] percent ([**]%) or more, then Nycomed shall pay for all costs of such audit, otherwise the costs of such audit shall be borne by TMC. In all cases, Nycomed shall reimburse to TMC any overcharged or underpaid amounts promptly, together with interest calculated in accordance with Section 8.6, and TMC shall promptly pay to Nycomed any amounts which the audit shows Nycomed has undercharged or overpaid TMC. Nycomed will cooperate with TMC, at TMC’s cost and expense, to assist TMC, as reasonably requested by TMC, in the preparation of any financial information or statements required by TMC as a result of the consummation of the transactions contemplated by the Transition Agreements.

9.             EMPLOYEES

The Parties have considered the possibility of whether TUPE is triggered by this Agreement, and have agreed as follows:

9.1.          For purposes of this Section 9:

9.1.1.       “Assigned Employees” means employees of Nycomed or any subcontractor (of whatever tier), in any jurisdiction, who are at the Effective Date assigned (sufficiently for the purposes of TUPE) to the services provided by Nycomed to TMC.

9.1.2.       “Unexpected Employee” has the meaning set forth in Section 9.7.

9.1.3.       “Unexpected Employee Liability” has the meaning set forth in Section 9.8.

9.1.4.       “Termination” means any of: the expiration of any of the Transaction Agreements or the Quality Agreements; or the full or partial termination by either Party of Nycomed’s provision of any services under any of the Transaction Agreements or the Quality Agreements (at any time, and with or without cause).

9.1.5.       “TUPE” means, as appropriate, (a) the European Union’s Acquired Rights Directives Nos. 77/187/EEC and/or 01/23/EC; (b) the Transfer of Undertakings (Protection of Employment) Regulations 2006; (c) the legislation enacted in any Member State of the European Union, or in any State within the European Economic Area which is not a Member

State of the European Union, giving effect to the said Directives; and (d) any similar legislation in those or any other jurisdiction; as amended, updated, re-enacted or extended from time-to-time.

9.1.6.       “Successor Provider” means any third party (including without limitation any Affiliate of TMC) who, at any time after the Termination, provides similar services to those provided, or carries out tasks which were undertaken, by Nycomed (itself and/or using a third party) under the Transaction Agreements and the Quality Agreements.

9.1.7.       “Protected Unexpected Employee” means any Unexpected Employee who cannot be dismissed and remains employed with or is reinstated by TMC or a Successor Provider, for the reasons set out in Section 9.8.5.

9.1.8.       “Dismissed Employee” means any employee of TMC or a Successor Provider who is dismissed because a Protected Unexpected Employee cannot be dismissed, or is reinstated, for the reasons set out in Section 9.8.5.

9.2.          Given that the effect of this Agreement is to transfer certain detailing, promotion and marketing activities to TMC, but the Services Agreement also provides that Nycomed will provide TMC with services to assist TMC in performance of such activities so transferred and there being no intervening point at which such services will be carried out by anyone other than Nycomed, the Parties believe that there is neither the transfer of an economic entity, nor the transfer of an activity, by which this Agreement triggers the application of TUPE.

9.3.          Strictly without prejudice to and without limiting Nycomed’s obligations under the Services Agreement, Nycomed shall ensure that neither the employment of any person (including any Assigned Employee), nor any liabilities relating thereto, shall transfer by operation of TUPE from Nycomed and/or any subcontractor (of whatever tier) of Nycomed to TMC or any Successor Provider, as a consequence of (a) the execution of this Agreement or (b) the Termination.

9.4.          Nycomed represents and warrants that Schedule 9.4 sets forth a full and accurate list of all Assigned Employees, anonymized where necessary to comply with applicable data protection laws.

9.5.          Nycomed will ensure that other than as permitted or required by Section 9.6 of this Agreement or Section 4.1(c) of the Services Agreement: (a) there shall be no changes to the Assigned Employees; (b) no person shall cease to be an Assigned Employee other than by reason of their dismissal or resignation from employment by Nycomed; and (c) no person shall become an Assigned Employee, except, in each case, with the written agreement of TMC, such agreement not to be unreasonably withheld or delayed.

9.6.          For the avoidance of doubt, to the extent such assignments are otherwise permitted pursuant to Section 4.1(c) of the Services Agreement, Nycomed shall be permitted to wholly or partially assign Assigned Employees (with their agreement if necessary) to other work (as well as or instead of services to be performed under any Transaction Agreement or Quality Agreement), provided that Nycomed’s obligations under the Services Agreement are satisfied.

9.7.          It is agreed that in the event that any person (including any Assigned Employee) (an “Unexpected Employee”) alleges or establishes that his employment with Nycomed or any subcontractor (of whatever tier), or any liabilities or obligations relating to his employment or its termination, transfers to TMC or any Successor Provider, by virtue of the application of TUPE, upon the Effective Date or upon Termination:

9.7.1.       where either Party becomes aware of such allegation or finding, that Party will notify the other Party as soon as reasonably practicable;

9.7.2.       TMC will then allow Nycomed or any subcontractor (of whatever tier) 21 calendar days either to offer employment to the Unexpected Employee or take other steps so as to effect a written withdrawal of the allegations or a settlement of the Unexpected Employee’s relevant claims (in the event that such settlement requires TMC to be a party for it to validly settle claims against TMC, TMC will co-operate with this and Nycomed indemnifies TMC for TMC’s liabilities under such settlement agreement);

9.7.3.       if at the end of such 21-day period the Unexpected Employee is or still alleges to be an employee of TMC or any Successor Provider, then within 14 calendar days of the end of such 21-day period TMC or the Successor Provider (as appropriate) shall elect in writing to Nycomed to follow either (a) or (b) below:

(a)           If TMC or the Successor Provider (as appropriate) elects option (a), it shall thereafter employ the Unexpected Employee; and notwithstanding the definition of Unexpected Employee Liability set out below, no costs, claims, losses, damages, liabilities, reasonable expenses, payments made under reasonable settlement agreements, statutory redundancy pay, contractual redundancy pay or entitlements (such as pension-related entitlements) triggered by redundancy, which relate to the period after the date of the written election of this option (a), shall constitute Unexpected Employee Liabilities.

(b)           If TMC or the Successor Provider (as appropriate) elects option (b), then TMC shall, or shall procure that any Successor Provider (as appropriate) shall, dismiss the Unexpected Employee, as follows. During the 21 days after such written election, Nycomed may upon notification to TMC conduct (on TMC’s or the Successor Contractor’s behalf, and with reasonable co-operation by TMC or the Successor Contractor, including in the provision of appropriate information to Nycomed) any process in relation to such dismissal as it reasonably considers necessary to reduce the chances of legal action by the Unexpected Employee in relation to his/her dismissal. After such 21 day period (or earlier if notified in writing by

Nycomed) TMC (or the Successor Contractor, as appropriate) shall dismiss the Unexpected Employee.

9.8.          For purposes of this Section 9, “Unexpected Employee Liability” means any costs (including without limitation all salary, benefit, pension and other employment costs), claims, losses, damages, liabilities, reasonable expenses (including without limitation all legal and court costs), payments made under reasonable settlement agreements, statutory redundancy pay, contractual redundancy pay, and any entitlements (such as pension-related entitlements) triggered by redundancy, relating to:

9.8.1.       any Unexpected Employee (other than any Protected Unexpected Employee) being employed by TMC or a Successor Provider;

9.8.2.       any Protected Unexpected Employee being employed by TMC or a Successor Provider up to the date of the dismissal of his or her corresponding Dismissed Employee;

9.8.3.       any Unexpected Employee’s dismissal by TMC or a Successor Provider in accordance with Section 9.7.3(b);

9.8.4.       Nycomed’s conduct of any process under Section 9.7.3(b);

9.8.5.       TMC’s (or a Successor Provider’s, as appropriate) dismissal of any other employee in the event that an Unexpected Employee cannot be dismissed, and remains or is reinstated as a TMC (or a Successor Provider’s) employee, because of national laws which set an order of social selection for dismissal or which otherwise prevent (as opposed to merely rendering unlawful) the dismissal of the Unexpected Employee;

9.8.6.       any Unexpected Employee’s allegations or claims relating to periods prior to the alleged transfer of undertaking; and/or

9.8.7.       information and consultation obligations generally under TUPE in respect of the TUPE transfer or potential transfer of which the Unexpected Employee claims to be a part.

9.9.          Nycomed shall fully indemnify, keep indemnified and, within 30 calendar days of invoice, reimburse TMC and any Successor Provider (as appropriate) for all Unexpected Employee Liabilities incurred by TMC and/or any Successor Provider subject to Nycomed’s receipt of reasonable written evidence from TMC or the Successor Provider (as applicable) for such Unexpected Employee Liabilities having been incurred.

10.          NO RIGHTS BY IMPLICATION

No rights or licenses with respect to the Product or the Trademarks (as defined in the New Distribution Agreement) are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

11.          CONFIDENTIAL INFORMATION

11.1.        Definition of Confidential Information.

In connection with the business relationship between TMC and Nycomed pursuant to the Former Distribution Agreement, and in connection with the performance of the Transaction Agreements and Quality Agreements, Nycomed may have gained access in the past, or may gain access in the future, to proprietary information of TMC which may be considered confidential by TMC (“TMC Confidential Information”). Without limiting the generality of the foregoing, TMC Confidential Information shall include without limit all Assigned Know-How and all Product Documents and Records. In connection with the business relationship between TMC and Nycomed pursuant to the Former Distribution Agreement, and in connection with the performance of the Transaction Agreements and Quality Agreements, TMC may have gained access in the past, or may gain access in the future, to proprietary information of Nycomed with respect to Nycomed employees which may be considered confidential by Nycomed (“Nycomed Confidential Information”). “Confidential Information” means either TMC Confidential Information or Nycomed Confidential Information, as applicable.

11.2.        Obligations to Keep Confidential and Not Use.

Each Party (the “Receiving Party”) shall: (a) disclose Confidential Information of the other Party (the “Disclosing Party”) only to the agents and employees of the Receiving Party, its Affiliates and its Distributors (as defined in the New Distribution Agreement) who have a reasonable need to know such information in order to perform their duties under the Transaction Agreements and Quality Agreements and who are bound by obligations of confidentiality and restricted use substantially similar to those set forth in this Section 11, and (b) shall not use such Confidential Information except in connection with performing its duties and exercising its rights under the Transaction Agreements and Quality Agreements. Such obligations of confidentiality and non-use shall terminate [**] years after the term of this Agreement. Nothing in this Agreement shall limit the use or disclosure by a Party of its own proprietary or confidential information.

11.3.        Exceptions. Such obligations of confidentiality and non-use pursuant to Section 11.2 shall not pertain to Confidential Information of the Disclosing Party that:

(a)                                  Was known to the Receiving Party, as shown by written evidence, at the time of receipt from the Disclosing Party,

(b)                                 Was available to the public at the time of receipt from the Disclosing Party,

(c)                                  Subsequently becomes available to the public without the Receiving Party breaching this Agreement,

(d)                                 Is disclosed to the Receiving Party by a third party who/which is under no confidentiality obligation to the Disclosing Party,

(e)                                  Is independently developed by the Receiving Party, or

(f)                                    Is disclosed pursuant to and only to the extent of court order or as otherwise compelled by law after giving the Disclosing Party notice and reasonable assistance in opposing or limiting such disclosure; provided, however, that information disclosed pursuant to this Section 11.3(f) shall remain Confidential Information for the purposes of this Agreement.

11.4.        Additional Exception.

Either Party may provide the other Party’s Confidential Information to actual or potential investors, lenders or acquirors who have a need to know such Confidential Information in order to assess the status of their investment in such Party or to determine whether to invest in such Party, provided that (i) the information is of a type customarily disclosed to investors, lenders or acquirors and (ii) the investors, lenders or acquirors to whom the information is disclosed are bound by obligations of confidentiality and non-use with respect to such information at least as stringent as those set forth in this Section 11.

12.          INDEMNIFICATION

12.1.        Nycomed hereby agrees to indemnify, defend and hold harmless TMC, all Affiliates of TMC and all officers, directors, employees and agents thereof from all Damages arising out of: (i) Nycomed’s breach of any of its representations, warranties or obligations under this Agreement; or (ii) any negligent or otherwise tortious act or omission by Nycomed in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement, any other Transaction Agreement or the Quality Agreements to be performed or observed by Nycomed.

12.2.        TMC hereby agrees to indemnify, defend and hold harmless Nycomed, Affiliates of Nycomed and all officers, directors, employees and agents thereof from all Damages arising out of (i) TMC’s breach of any of its representations, warranties or obligations under this Agreement; or (ii) any negligent or otherwise tortious act or omission by TMC in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement, any other Transaction Agreement or the Quality Agreements to be performed or observed by TMC.

12.3.        In the event a claim is based partially on an indemnified claim described in Sections 12.1 and/or 12.2 and partially on a non-indemnified claim, or is based partially on a claim described in Section 12.1 and partially on a claim described in Section 12.2, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

12.4.        The indemnified Party under this Section 12 hereby agrees that (i) it will give written notice to the indemnifying Party of each claim for which it seeks indemnification hereunder and that the indemnifying Party shall have sole control and authority with respect to the defense and settlement of any such claim; and (ii) the indemnified Party shall cooperate fully with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any such claim. The indemnifying Party will not consent to the entry of any judgment and shall not accept any settlement with respect to such claim which imposes liability not covered by this indemnification or restrictions on the indemnified Party without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified Party shall have the right and option to participate in the defense of, or in any negotiations or proceedings to settle, any claim for which it seeks indemnification hereunder, with separate counsel at its election and cost. If the indemnifying Party fails or declines to assume the defense of any claim within ten (10) Business Days after notice thereof, the indemnified Party may assume the defense thereof for the account and at the risk of the indemnifying Party; provided; however, that the indemnified Party will not consent to the entry of any judgment or accept any settlement with respect to such claim or cease to defend such claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld).

13.          TERM AND TERMINATION

13.1.        Term. The term of this Agreement shall commence on the Effective Date and shall expire on the Transition Date.

13.2.        Termination for Breach. In the event of a breach of this Agreement by either Party and such Party’s failure to remedy such breach within [**] calendar days after receiving notice thereof from the non-breaching Party which specifies the circumstances that constitute the breach, then the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the breaching Party; provided, however, that such [**] day period shall be reduced to [**] calendar days with respect to any failure by a Party to pay amounts due under this Agreement on the date when such amounts become due.

13.3.        Termination upon Bankruptcy. This Agreement may be terminated by either Party with immediate effect upon the filing of a petition in bankruptcy, insolvency or reorganization against or by the other Party, or such other Party becoming subject to a composition for creditors, whether by law or agreement, or such other Party going into receivership or otherwise becoming insolvent, or any analogous event occurring under the laws of the jurisdiction in which a Party is incorporated.

13.4.        Effect of Termination; Survival of Terms. The termination or expiration of this Agreement shall have no effect on any transactions completed under this Agreement prior to such termination or expiration and, for example, any agreement terminated or amended by this Agreement shall remain so amended or terminated upon the termination or expiration of this Agreement. The following shall survive the expiration or sooner termination of the term of this Agreement: (a) any payment obligations of the parties under this Agreement accruing prior to the date of expiration or termination, including any obligation with respect to the payment or reimbursement of taxes, and (b) any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the parties in connection with the expiration or termination of the term of this Agreement. Without limiting the foregoing, the Parties agree that Sections 2.3, 3, 4.1.1, 4.1.2, 4.2, 5.2, 5.4.2, 5.5, 6.8.3, 6.8.4, 6.8.5, 6.9, 6.10, 7, 8.3 (until December 31, 2008), 8.6, 8.7, 8.8, 9.1, 9.3, 9.4, 9.7, 9.8, 9.9, 10, 11, 12, 13.4, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive the termination and expiration of this Agreement.

14.          COMPLIANCE WITH LAWS

Each of Nycomed and TMC covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations.

15.          DISPUTE RESOLUTION

Prior to submission to arbitration, the Parties shall negotiate in good faith within the PTC any disagreements or controversies arising out of or relating to this Agreement. Should the PTC be unable to resolve an issue, the President of TMC and the President of Nycomed Parent shall meet, either by telephone or in person, to discuss and attempt resolution of the issue.

If the representative of the Parties cannot, within ten calendar days of their initial discussion, reach a resolution through informal channels of the issue in dispute, then such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration conducted in the English language in Cambridge, Massachusetts, U.S.A. under the commercial arbitration rules of the United Nations Commission on International Trade Law. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one Party refuses to appoint an arbitrator) within 30 calendar days after the initiation of the arbitration, then this third arbitrator shall be appointed by the Presiding Judge of the London Court of International Arbitration. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the Presiding Judge of the London Court of International Arbitration in London, England. The arbitrators may proceed to an award notwithstanding the failure of a Party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. In no event shall punitive or multiple damages be assessed against either Party. The prevailing Party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 15 to the contrary, TMC shall have the right to institute judicial proceedings against Nycomed or against or anyone acting by, through or under Nycomed, in order to enforce TMC’s rights hereunder through specific performance, injunction or similar equitable relief.

16.          RELATIONSHIP OF THE PARTIES

The relationship among the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the Parties, and neither Party shall hold itself out as an agent or employee of the other Party. Neither Party shall have authority to make any statements, representations, warranties or commitments of any kind, or to take any action, which shall be binding on the other Party.

17.          NOTICES

Any notice or other communication required or desired to be given to any Party under the Agreement shall be in writing and shall be directed to the attention of the Chief Financial Officer if sent to TMC (with a copy to the General Counsel of TMC at the address specified above or via facsimile at 1-973-401-9541) or to the attention of the President if sent to Nycomed (with a copy to the General Counsel of Nycomed, at BYK-Gulden-Str 2 78467 Konstanz, Germany or via facsimile at +49 (0) 7531-842982). Such notice or communication shall be deemed given upon the earlier of (a) two Business Days after it is delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to the receiving Party at the address provided for such Party set forth at the beginning of this Agreement, (b) on the day sent if sent via facsimile transmission sent to the facsimile number provided for the receiving Party at the end of this Agreement, with a copy delivered on the same day to Federal Express, Airborne, or any other similar express delivery service for delivery to such Party at the address provided for such Party set forth at the beginning of this Agreement, or (c) on the day actually received by the receiving Party. Any Party may change its address, facsimile number or contact person for notices and communications under this Agreement by giving the other Party notice of such change.

18.          GOVERNING LAW

All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under, and any arbitration or court action hereunder shall apply, the laws of the Commonwealth of Massachusetts, excluding (i) its conflicts of law principles; and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

19.          SEVERABILITY

The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel or any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, inoperative, unenforceable, or to render other, material, provisions of this Agreement invalid, inoperative or unenforceable, such provision shall be set aside, without, however, in any way affecting the validity of the other provisions of this Agreement, which shall remain in full force and effect.

20.          FORCE MAJEURE

A Party shall be excused from performing its obligations under this Agreement (other than payment obligations) if its performance is prevented by any cause beyond its control, including but not limited to, Acts of God, fire, explosion, weather, war, insurrection, riots, or government action. Performances shall be excused only to the extent of and during the reasonable continuance of such disability. All obligations of both Parties shall return to being in full force and effect upon the termination of such cause.

21.          COMPLETE AGREEMENT; ORDER OF PRECEDENCE; MODIFICATIONS

This Agreement, the New Agreements and the Quality Agreements contain the entire agreement between the Parties, and, except as expressly provided herein, supersede all prior or contemporaneous discussion, negotiations, representations, warranties, or agreements, relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the New Agreements or the Quality Agreements, the provisions of this Agreement will control. No changes to this Agreement will be made or be binding on either Party unless made in writing and signed by each Party.

22.          ASSIGNMENT

Subject to Section 2.3, Nycomed shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any third party without the prior written consent of TMC. TMC shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any third party without the prior written consent of Nycomed; provided, however, that such consent shall not be required with respect to assignments, transfers or other dispositions by TMC of its rights or obligations under this Agreement, in whole or in part, to (i) any Affiliate or Affiliates of TMC; or (ii) an acquiror of all or substantially all of the capital stock or assets of TMC related to the Product, through purchase, merger, consolidation, or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of the permitted successors and assigns of each Party.

23.          PUBLIC STATEMENTS.

23.1.        TMC may issue an initial press release with respect to the transactions contemplated by the Transaction Agreements; provided that those portions of such press release applicable to the transactions contemplated by the Transaction Agreements shall be substantially in the form of Exhibit D. Thereafter, neither Party shall make any other publication, news release or other public announcement relating to the execution of this Agreement or the New Agreements, or to the performance of the Parties under this Agreement, any Transaction Agreement or the Quality Agreements, without obtaining the other Party’s prior written consent; provided, however, that (a) TMC may disclose on an ongoing basis the results of operations in the Territory with respect to the Product; and (b) either Party may publicly disclose any information that has been previously disclosed in TMC’s initial press release or that has otherwise been previously approved by the other Party for disclosure pursuant to the foregoing.

23.2.        Notwithstanding Section 23.1, if either Party is required (as reasonably determined by its legal counsel) by regulation, law or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, to disclose the existence of this Agreement or any Transaction Agreement or Quality Agreement and/or any information related to the terms and conditions of this Agreement, any Transaction Agreement or the Quality Agreements, such Party shall provide prior written notice of such intended disclosure to the other Party, which notice shall include a copy of the proposed disclosure. Upon receipt of such notice, the other Party shall have a reasonable period to review and comment on the proposed disclosure (not to exceed five Business Days), and the Party required to disclose shall in good faith consider any changes or modifications to the proposed disclosure requested by the other Party. In the event that the legal requirements compelling such disclosure will not reasonably allow for a review period of five Business Days, the notice provided by the Party required to disclose shall, to the extent permitted by law, specify a shorter period for review (of not less than one Business Day) necessary under such circumstances. The Party legally required to disclose shall use commercially reasonable efforts to obtain confidential treatment (to the extent available) of the other Party’s Confidential Information proposed to be disclosed, and to disclose only such Confidential Information of the other Party as is required to be disclosed in order to comply.

24.          FURTHER ASSURANCES.

TMC and Nycomed will each, at and after the Effective Date, without further consideration, do, execute, acknowledge, deliver and file, or will cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required (a) for transferring, conveying and assigning to TMC or TMC’s designee, or to their respective successors or assigns, the items to be transferred pursuant to Sections 5 and 6 hereof and (b) to otherwise implement the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event that at any time after the termination or expiration of this Agreement Nycomed discovers any Product Documents and Records or Know-How that it was obligated to provide to TMC hereunder but did not, Nycomed shall promptly provide the foregoing to TMC.

25.          MISCELLANEOUS

25.1.        Waiver. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorized officer or representative of such Party. Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other Party.

25.2.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.3.        Headings. Headings and captions are included in this Agreement for reference purposes only, and shall not be used in order to interpret or construe this Agreement.

[Execution Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal by their respective duly authorized representative as of the date set forth above.

THE MEDICINES COMPANY		NYCOMED DANMARK ApS

By:	/s/ Clive Meanwell	By:	/s/ Ghita Astrop
Name:	Clive Meanwell	Name:	Ghita Astrop
Title:	CEO	Title:

Facsimile:	973-401-9541	Facsimile:	Managing Director

		By:	/s/ Kerstin Valinder
		Name:	Kerstin Valinder
		Title:	EVP

Facsimile:

Nycomed Parent joins in this Agreement as a co-obligor with Nycomed as to all of Nycomed’s obligations hereunder:

NYCOMED HOLDING ApS

		By:	/s/ Bent Korscher
		Name:	Bent Korscher
		Title:	VP Nycomed

Facsimile:

		By:	/s/ Kerstin Valinder
		Name:	Kerstin Valinder
		Title:	EVP

Facsimile:

Exhibit A

Form of Trademark Assignment

TRADEMARK ASSIGNMENT

WHEREAS, Nycomed Danmark ApS, a company duly organized and existing under the laws of the Kingdom of Denmark (“Assignor”) and The Medicines Company, a Delaware corporation (“Assignee”), are parties to that certain Termination and Transition Agreement dated July 1, 2007 (the “Termination and Transition Agreement”), the terms defined therein having the same meanings in this Trademark Assignment; and

WHEREAS, pursuant to the terms of the Termination and Transition Agreement, Assignee desires to acquire the Assigned Trademark Registrations (as listed on Exhibit 1 hereto) and Assignor desires to transfer and cause the transfer of the Assigned Trademark Registrations to Assignee;

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is acknowledged, and subject in all respects to the terms of the Termination and Transition Agreement, the Assignor, on behalf of itself and its Affiliates, assigns, transfers, and conveys to Assignee the entire right, title and interest of Assignor and its Affiliates in the Assigned Trademark Registrations, together with all registrations or applications for said trademarks, together with the goodwill of the business symbolized by them, and the rights to sue and recover for past infringement of said trademarks.

Assignor agrees that upon request it will, in a timely manner, execute or arrange for execution of such further assignment documents as may be required, if any, from Assignor or its Affiliates to permit Assignee to record the assignment of the Assigned Trademark Registrations.

[Execution Page to Follow]

IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be executed under seal by its duly authorized representative as of the date set forth above.

NYCOMED DANMARK ApS

By:
Name:
Title:

Exhibit 1

Assigned Trademark Registrations

ANGIONAX

Country	Countr.comm.	Appl. no.	Priority date	Reg. no.	Renewal	Renw.comm:	Class
Armenia	IR		24.10.2003	825946	30.03.2014		05
Azerbaijan		20040229	24.10.2003	20050227	07.04.2005		05
Belarus	IR		24.10.2003	825946	30.03.2014		05
Bosnia-Herzegovina		BAZ 047692A	24.10.2003				05
Bulgaria	IR		24.10.2003	825946	30.03.2014		05
China	IR		24.10.2003			Abandoned	05
Croatia	IR			825946	24.10.2003
Denmark		VA 2004 01045	26.11.2003	VR 2004 01045	17.06.2014		05
Europ. Community		003444494	24.10.2003	003444494	24.10.2013		05
Georgia	IR		24.10.2003	825946	30.03.2014		05
Hong Kong		300199701	24.10.2003	300199701	15.04.2014		05
Iceland	IR		24.10.2003	825946	30.03.2014		05
International	IR		24.10.2003	825946	30.03.2014		05
Kazakhstan		26784	24.10.2003				05
Kyrgyzstan		20040162.3	24.10.2003	7326	09.04.2005		05
Liechtenstein	IR		24.10.2003	825946	24.10.2003		05
Macedonia	IR			825946	24.10.2003		05
Moldavia, the	IR		24.10.2003	825946	24.10.2003		05
Norway	IR		24.10.2004			Abandoned	05
Romania	IR		24.10.2003	825946	24.10.2003		05
Russia	IR		24.10.2003	825946	24.10.2003		05
Serbia	IR		24.10.2003	825946	24.10.2003		05
Switzerland	IR		24.10.2003			Abandoned	05
Tajikistan		04006625	24.10.2003	TJ 6341	07.04.2014		05
Turkey	IR		24.10.2003	825946	30.03.2014		05
Turkmenistan	IR		24.10.2003	825946	30.03.2014		05
Ukraine	IR		24.10.2003	825946	30.03.2014		05
USA	IR		24.10.2003			abandoned	05
Uzbekistan		MGU20040247	24.10.2003	mgu 13538	12.04.2014		05

ANGIOX

Country	Countr.comm.	Appl. no.	Priority date	Reg. no.	Renewal	Renw.comm:	Class
Armenia	IR, Cyr			864005	28.06.2015		05
Armenia	IR		24.10.2003	825735	30.03.2014		05
Azerbaijan	Cyrillic	2005 0744	18.05.2005				05
Azerbaijan		20040230	24.10.2003	20050228	07.04.2014		05
Belarus	IR		24.10.2003	825735	30.03.2014		05
Belarus	IR Cyr						05
Bosnia-Herzegovina		BAZ 047691A	14.10.2004				05
Bulgaria	IR		24.10.2003	825735	30.03.2014		05
China	IR, refusal	200410198	24.10.2003				05
Croatia	IR		24.10.2003	825735	24.10.2003		05
Denmark		VA 2004 01044	24.10.2003	VR 2004 01924	17.06.2014		05
Denmark	Cyrillic letters	VA200501576	15.04.2005	VR 2005 01741	18.05.2015		05
Europ. Community		003448347	24.10.2003	003448347	24.11.2013		05
Georgia	IR, Cyr			864005	28.06.2015		05
Georgia	IR		24.10.2003	825735	30.03.2014		05
Hong Kong		300192320	24.10.2004	300192320	06.04.2014		05
Iceland	IR		24.10.2003	825735	30.03.2014		05
International	IR, Cyr			864005	28.06.2015		05
International	IR		24.10.2003	825 735	30.03.2014		05
Kazakhstan		26785	24.10.2003	19320	08.04.2014		05
Kazakhstan	Cyr	31491	22.04.2005	22003	31.01.2015		05, 10
Kyrgyzstan		20040161.3	24.10.2003	7370	09.04.2014		05
Kyrgyzstan	IR, Cyr			864005			05
Liechtenstein	IR		24.10.2003	825735	24.10.2003		05
Macedonia	IR		24.10.2003	825735	24.10.2003		05
Moldavia, the	IR, Cyr						05
Moldavia, the	IR		24.10.2003	825735	24.10.2003		05
Norway	IR		24.10.2003	825735	24.10.2003		05
Romania	IR		24.10.2003	825735	30.03.2014		05
Russia	IR		24.10.2003	825735	24.10.2003		05
Russia	IR, Cyr						05
Serbia	IR		24.10.2003	825735	24.10.2003		05
Switzerland	IR		24.10.2003	825735	30.03.2014		05
Tajikistan		04006624	24.10.2003	tj 6340	07.04.2014		05
Turkey	IR		24.10.2003	825735	30.03.2014		05
Turkmenistan	IR		24.10.2003	825735	30.03.2014		05

Turkmenistan	IR, Cyr					05
Ukraine	IR, Cyr					05
Ukraine	IR		24.10.2003			05
USA	IR		24.10.2003	3,046,278	17.01.2016	05
Uzbekistan		MGU20040246	24.10.2003	MGU 13535	12.04.2014	05
Uzbekistan	Cyr	2005 0436	22.04.2005		14260 30.06.2016	05

Exhibit B

Form of Bill of Sale

BILL OF SALE

From

NYCOMED DANMARK ApS

To

THE MEDICINES COMPANY

KNOW ALL MEN BY THESE PRESENTS, that NYCOMED DANMARK ApS, a company duly organized and existing under the laws of the Kingdom of Denmark (“Assignor”), for the consideration specified in the Termination and Transition Agreement, dated July 1, 2007 (the “Termination Agreement”), by and between Assignor and The Medicines Company, a Delaware corporation (“Assignee”), and for other good and valuable consideration, the receipt of which is hereby acknowledged, has this day, effective as of the Effective Date, and subject to the terms and conditions set forth herein and in the Termination Agreement, on behalf of itself and its Affiliates, sold, conveyed, transferred and assigned, and by these presents does hereby sell, convey, transfer and assign to Assignee all right (contractual and otherwise), title and interest of Assignor and its Affiliates in, to and under the Assigned Intellectual Property (excluding the Assigned Trademark Registrations) free and clear of any liens, encumbrances, license, security interest or other rights of third parties of any kind.

THIS BILL OF SALE, and all questions concerning the validity or meaning of this Bill of Sale or relating to the rights and obligations of the parties with respect to performance under this Bill of Sale, shall be construed and resolved under, and any arbitration or court action hereunder shall apply, the laws of the Commonwealth of Massachusetts, excluding (i) its conflicts of law principles; and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

This Bill of Sale is an instrument of transfer contemplated by, and is executed pursuant to, the Termination Agreement. Nothing in this Bill of Sale shall be deemed to supersede, amend or modify any of the terms, conditions or provisions of the Termination Agreement or any rights or obligations of the parties under the Termination Agreement and, to the extent of any conflict between the Termination Agreement and this Bill of Sale, the terms and provisions of the Termination Agreement shall prevail. Capitalized terms used herein without definition shall have the meanings attributed to them in the Termination Agreement.

[Execution Page to Follow]

IN WITNESS WHEREOF, Assignor has caused this Bill of Sale to be executed under seal by its duly authorized representative as of the date set forth above.

NYCOMED DANMARK ApS

By:
Name:
Title:

ACCEPTED:

THE MEDICINES COMPANY

By:
Name:
Title:

Exhibit C

Form of Bill of Sale

BILL OF SALE

From

NYCOMED DANMARK ApS

To

THE MEDICINES COMPANY

KNOW ALL MEN BY THESE PRESENTS, that NYCOMED DANMARK ApS, a company duly organized and existing under the laws of the Kingdom of Denmark (“Assignor”), for the consideration specified in the Termination and Transition Agreement, dated July 1, 2007 (the “Termination Agreement”), by and between Assignor and [The Medicines Company], a Delaware corporation (“Assignee”), [If TMC requests assignment to a designee, the assignee entity may change.] and for other good and valuable consideration, the receipt of which is hereby acknowledged, has, effective as of [Insert termination of date of New Distribution Agreement], 20      , and subject to the terms and conditions set forth herein and in the Termination Agreement, sold, conveyed, transferred and assigned, and by these presents does hereby sell, convey, transfer and assign to Assignee all of Assignor’s right (contractual and otherwise), title and interest in, to and under the Vials of Remaining Inventory free and clear of any liens, encumbrances, license, security interest or other rights of third parties of any kind.

THIS BILL OF SALE, and all questions concerning the validity or meaning of this Bill of Sale or relating to the rights and obligations of the parties with respect to performance under this Bill of Sale, shall be construed and resolved under, and any arbitration or court action hereunder shall apply, the laws of the Commonwealth of Massachusetts, excluding (i) its conflicts of law principles; and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

This Bill of Sale is an instrument of transfer contemplated by, and is executed pursuant to, the Termination Agreement. Nothing in this Bill of Sale shall be deemed to supersede, amend or modify any of the terms, conditions or provisions of the Termination Agreement or any rights or obligations of the parties under the Termination Agreement and, to the extent of any conflict between the Termination Agreement and this Bill of Sale, the terms and provisions of the Termination Agreement shall prevail. Capitalized terms used herein without definition shall have the meanings attributed to them in the Termination Agreement.

[Execution Page to Follow]

IN WITNESS WHEREOF, Assignor has caused this Bill of Sale to be executed under seal by its duly authorized representative as of the date set forth above.

NYCOMED DANMARK ApS

By:
Name:
Title:

ACCEPTED:

THE MEDICINES COMPANY

By:
Name:
Title:

Exhibit D

TMC Initial Press Release

Contact:	Michael Mitchell
Executive Director, Corporate Affairs
The Medicines Company
973-656-1616
investor.relations@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REACQUIRES ANGIOX® (BIVALIRUDIN) RIGHTS
IN EUROPE FROM NYCOMED

Company Announces Global Expansion Starting in Europe and
Provides Second Quarter and Full-Year Revenue Guidance

PARSIPPANY, NJ, July 2, 2007 (BUSINESS WIRE) – The Medicines Company (NASDAQ: MDCO) announced today that it has reacquired all development, commercial and distribution rights for its product Angiox® (bivalirudin) in Europe from Nycomed. Angiox is an anticoagulant used in patients undergoing percutaneous coronary interventions (PCI), commonly referred to as angioplasty. The product is approved in 26 European markets.

The Medicines Company currently sells Angiomax® (bivalirudin) in the United States, which comprises approximately one-third of the worldwide PCI market with approximately one million procedures annually. This transaction gives The Medicines Company a direct presence in European markets where more than one million PCI procedures are performed annually, with an estimated annual growth rate above 10 percent. Another one million PCI patient procedures are performed annually in the rest of the world.

“This is our first step directly into international markets. By selling Angiox ourselves in Europe, where the product’s patent extends through mid-2015, we can anticipate product growth well into the next decade,” said Clive Meanwell, Chairman and CEO of The Medicines Company. “Establishing operations in Europe also sets up the channel for commercialization of our pipeline of acute care product candidates, including Cleviprex™ (clevidipine) and cangrelor. We appreciate the contributions made by Nycomed to the establishment of Angiox in Europe, and we look forward to our collaboration during the transition period.”

Under terms of the agreement, The Medicines Company will pay Nycomed:

•                  $20 million today,

•                  $5 million upon European health regulators approving an expanded Angiox product label to include findings of the ACUITY trial, and

•                  $20 million in 2008.

The Medicines Company will assume control of marketing for Angiox and will recognize additional revenue from sales starting July 1. At the same time, the Company will begin to incur operating expenses, including reimbursement of commercial services provided by Nycomed during a transition period. Sales operations will transition to The Medicines Company by the end of 2007, and product distribution will transition during 2008.

“We believe the value proposition for Angiox is universal,” said John Kelley, President and COO of The Medicines Company. “Based on results from global clinical studies such as REPLACE-2 and ACUITY, PCI patients throughout the world, including Europe, benefit with improved outcomes and lower costs when heparin is replaced by Angiomax/Angiox. We expect to leverage these advantages using our team’s broad and deep experience in global product commercialization.”

Last month, the European Society of Cardiology (ESC) published new guidelines on the treatment of acute coronary syndromes (ACS) recommending use of Angiox to replace heparins (unfractionated or low-molecular weight) and platelet GP IIb/IIIa inhibitors in ACS patients undergoing PCI. This builds on earlier ESC guidelines recommending use of Angiox to replace heparins in patients undergoing PCI. An application for marketing authorization is currently under review with European regulatory authorities to expand the approved uses of Angiox to include the emergency use of Angiox in ACS patients undergoing PCI.

“Angiox is a strong product that has enabled Nycomed to create a significant position within the European hospital specialist sector,” said Kerstin Valinder, Executive Vice President, Business Development, Nycomed. “We reviewed our product portfolio following the acquisition of ALTANA Pharma and have agreed with The Medicines Company that the timing was appropriate for this transition. Nycomed remains committed to a strategy of strengthening its product pipeline through both in-house research and in-licensing partnerships.”

Financial Impact of Transaction

Nycomed will not order additional product during the second half of 2007 under the terms of the agreement. Therefore full-year international revenue guidance for Angiomax/Angiox is lowered from $10 million to $5 to $7 million. Also in 2007, The Medicines Company expects to incur approximately $10 to $12 million in commercial and distribution services paid to Nycomed.

The Medicines Company expects full-year international sales of Angiomax/Angiox in 2008 to be in the range of $15 to $20 million and to have a dilutive impact on after-tax net income of $0.15 to $0.20 per share before amortization of transaction costs.

The Company expects after-tax net income before amortization of transaction costs to be accretive in 2009. The Company expects to incur costs relating to the amortization of the transaction in 2007, 2008, and 2009 that will impact after-tax net income, but is not yet able to estimate the timing or amount of such costs.

By 2011, the Company expects full-year international sales of Angiox to be in the range of $90 to $110 million.

Revenue Guidance

Based upon available hospital discharge data, The Medicines Company estimates a six-percent decline in PCI procedure volume in the United States for 2007 compared to 2006. As a result, the Company is revising its full-year U.S. Angiomax sales guidance to $250 to $260 million from a previously reported $266 to $276 million. Including international revenues noted above, the revised full-year Angiomax sales guidance is $255 to $267 million, compared to a previously reported $276 to $286 million. For the quarter ended June 30, 2007, the Company expects total net revenue to be in the range of $56 to $58 million.

The Medicines Company plans to announce second quarter 2007 financial results later in July. At that time the Company will provide an update on expected 2007 full-year expenses and net income based upon completion of analysis of transaction and transition costs from the Nycomed transaction.

Conference Call

There will be a conference call with management of The Medicines Company today at 9:00 A.M. Eastern Time to discuss the agreement with Nycomed, European expansion plans, financial guidance and outlook. The conference call will be available via phone and webcast. The webcast can be accessed at The Medicines Company website at www.themedicinescompany.com.

The dial in information is listed below:

U.S. Dial In:	800-289-0572
International Dial In:	913-981-5543

Replay is available from noon Eastern Time following the conference call through July 23, 2007. To hear a replay of the call, dial 888-203-1112 (U.S.) and 719-457-0820 (international). The passcode for both dial in numbers is 1262410.

About Angiomax/Angiox

Angiomax/Angiox is a direct thrombin inhibitor with a naturally reversible mechanism of action. In clinical trials, Angiomax has demonstrated efficacy plus reductions in bleeding complications compared to heparin as the foundation anticoagulant in the contemporary catheterization lab setting. These reductions in bleeding complications remain evident even in high-risk patients.

In the United States, Angiomax is indicated for use as an anticoagulant in patients with unstable angina undergoing percutaneous transluminal coronary angioplasty (PTCA) and with provisional GPIIb/IIIa inhibition in patients undergoing PCI. Angiomax is also indicated in patients with, or at risk of, HIT/HITTS undergoing PCI. Angiomax is intended for use with aspirin. The most common adverse events for Angiomax in clinical trials comparing Angiomax and heparin were back pain, pain, nausea, headache, and hypotension. The incidence of these adverse events was comparable in both the Angiomax and heparin groups in these trials. An unexplained fall in blood pressure or hematocrit, or any unexplained symptom, should lead to serious consideration of a hemorrhagic event and cessation of Angiomax administration. Angiomax is contraindicated in patients with active major bleeding or hypersensitivity to Angiomax or its components. Please see full prescribing information available at http://www.angiomax.com.

MDCO-G

About The Medicines Company
The Medicines Company meets the demands of the world’s most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax® (bivalirudin) in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators. The Company’s website is http://www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company and Angiomax®/Angiox® that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates,” “expects,” “estimates,” “projects” and similar expressions are intended to identify forward-looking statements, and all guidance to future revenues, expenses and income are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. For example, the revenue results for the quarter ended June 30, 2006 are preliminary and subject to change. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax; the Company’s success in taking over the commercial functions previously performed by Nycomed in Europe and Nycomed’s success in its performance of sales and distribution functions during the transition period described above; the impact of FAS 123R on the Company’s financial results; whether clinical trial results of the Company’s product candidates will warrant submission of applications for regulatory approval on a timely basis or at all; whether the Company’s product candidates will receive approvals from regulatory agencies on a timely basis or at all; whether physicians will accept clinical trial results; the impact of government regulation on the Company’s business; the potential impact of health care reform on the Company’s business; and the effects of exchange rate fluctuations and other international economic, political and other risks. Such factors and others are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2007, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

# # #

Schedule 2.2

Nycomed Wiring Instructions

The wiring instructions for Nordea Bank

Strandgade 3

0900 Cph

Account:	[**]
IBAN:	[**]
Swift-code:	[**]

Schedule 3.1.4(a)

Litigation and Claims

Proceedings related to [**] with [**] regarding [**].

Schedule 3.1.4(b)

Nycomed Knowledge of Third Party Claim

None.

Schedule 3.1.6

Ongoing Clinical Trials

Local Nycomed-sponsored studies

Study	Agreement	Country	Status	Involvement/Financial Obligation/Supply Obligation
[**]	[**]	[**]	[**]	[**]

Investigator-initiated studies

Study	Agreement	Country	Status	Involvement
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Investigator-initiated studies

Study	Study	Study	Study	Study
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]

Schedule 3.1.7

Product-Specific Contracts

To be completed after the Effective Date.

Schedule 3.1.9

Product-Specific Approvals and Regulatory Filings

Territory	MA status	Launch date
Switzerland	[**]	[**]
Ukraine	[**]	[**]
Kazakhstan	[**]
Russia	[**]

Schedule 3.1.11

Existing Inventory (as of June 15, 2007)

# naked bulk vials (LINZ): [**] vials

# packed+labeled = finished packed goods in countries:  approximately [**] vials.

Schedule 3.1.14

Assigned Trademark Registrations

In each case, registration holder or applicant is Nycomed Danmark ApS.

ANGIONAX

Country	Countr.comm.	Appl. no.	Priority date	Reg. no.	Renewal	Renw.comm:	Class
Armenia	IR		24.10.2003	825946	30.03.2014		05
Azerbaijan		20040229	24.10.2003	20050227	07.04.2005		05
Belarus	IR		24.10.2003	825946	30.03.2014		05
Bosnia-Herzegovina		BAZ 047692A	24.10.2003				05
Bulgaria	IR		24.10.2003	825946	30.03.2014		05
China	IR		24.10.2003			Abandoned	05
Croatia	IR			825946	24.10.2003
Denmark		VA 2004 01045	26.11.2003	VR 2004 01045	17.06.2014		05
Europ. Community		003444494	24.10.2003	003444494	24.10.2013		05
Georgia	IR		24.10.2003	825946	30.03.2014		05
Hong Kong		300199701	24.10.2003	300199701	15.04.2014		05
Iceland	IR		24.10.2003	825946	30.03.2014		05
International	IR		24.10.2003	825946	30.03.2014		05
Kazakhstan		26784	24.10.2003	05
Kyrgyzstan		20040162.3	24.10.2003	7326	09.04.2005		05
Liechtenstein	IR		24.10.2003	825946	24.10.2003		05
Macedonia	IR			825946	24.10.2003		05
Moldavia, the	IR		24.10.2003	825946	24.10.2003		05
Norway	IR		24.10.2004			Abandoned	05
Romania	IR		24.10.2003	825946	24.10.2003		05
Russia	IR		24.10.2003	825946	24.10.2003		05
Serbia	IR		24.10.2003	825946	24.10.2003		05

Switzerland	IR		24.10.2003			Abandoned	05
Tajikistan		04006625	24.10.2003	TJ 6341	07.04.2014		05
Turkey	IR		24.10.2003	825946	30.03.2014		05
Turkmenistan	IR		24.10.2003	825946	30.03.2014		05
Ukraine	IR		24.10.2003	825946	30.03.2014		05
USA	IR		24.10.2003			abandoned	05
Uzbekistan		MGU20040247	24.10.2003	mgu 13538	12.04.2014		05

ANGIOX

Country	Countr.comm.	Appl. no.	Priority date	Reg. no.	Renewal	Renw.comm:	Class
Armenia	IR, Cyr			864005	28.06.2015		05
Armenia	IR		24.10.2003	825735	30.03.2014		05
Azerbaijan	Cyrillic	2005 0744	18.05.2005				05
Azerbaijan		20040230	24.10.2003	20050228	07.04.2014		05
Belarus	IR		24.10.2003	825735	30.03.2014		05
Belarus	IR Cyr						05
Bosnia-Herzegovina		BAZ 047691A	14.10.2004				05
Bulgaria	IR		24.10.2003	825735	30.03.2014		05
China	IR, refusal	200410198	24.10.2003				05
Croatia	IR		24.10.2003	825735	24.10.2003		05
Denmark		VA 2004 01044	24.10.2003	VR 2004 01924	17.06.2014		05
Denmark	Cyrillic letters	VA200501576	15.04.2005	VR 2005 01741	18.05.2015		05
Europ. Community		003448347	24.10.2003	003448347	24.11.2013		05
Georgia	IR, Cyr			864005	28.06.2015		05
Georgia	IR		24.10.2003	825735	30.03.2014		05
Hong Kong		300192320	24.10.2004	300192320	06.04.2014		05
Iceland	IR		24.10.2003	825735	30.03.2014		05
International	IR, Cyr			864005	28.06.2015		05
International	IR		24.10.2003	825 735	30.03.2014		05
Kazakhstan		26785	24.10.2003	19320	08.04.2014		05
Kazakhstan	Cyr	31491	22.04.2005	22003	31.01.2015		05, 10
Kyrgyzstan		20040161.3	24.10.2003	7370	09.04.2014		05
Kyrgyzstan	IR, Cyr			864005			05
Liechtenstein	IR		24.10.2003	825735	24.10.2003		05
Macedonia	IR		24.10.2003	825735	24.10.2003		05
Moldavia, the	IR, Cyr						05
Moldavia, the	IR		24.10.2003	825735	24.10.2003		05
Norway	IR		24.10.2003	825735	24.10.2003		05
Romania	IR		24.10.2003	825735	30.03.2014		05

Russia	IR		24.10.2003	825735	24.10.2003	05
Russia	IR, Cyr					05
Serbia	IR		24.10.2003	825735	24.10.2003	05
Switzerland	IR		24.10.2003	825735	30.03.2014	05
Tajikistan		04006624	24.10.2003	tj 6340	07.04.2014	05
Turkey	IR		24.10.2003	825735	30.03.2014	05
Turkmenistan	IR		24.10.2003	825735	30.03.2014	05
Turkmenistan	IR, Cyr					05
Ukraine	IR, Cyr					05
Ukraine	IR		24.10.2003			05
USA	IR		24.10.2003	3,046,278	17.01.2016	05
Uzbekistan		MGU20040246	24.10.2003	MGU 13535	12.04.2014	05
Uzbekistan	Cyr	2005 0436	22.04.2005	14260	30.06.2016	05

Schedule 3.1.15

Assigned Domain Names

angiox.ch, registration held by Nycomed Danmark ApS

angiox.com, registration held by Nycomed A/S

angiox.eu, registration held by Nycomed A/S

Schedule 3.2.4

TMC Knowledge of Third Party Claims

Written claims to Nycomed from [**] regarding [**].

No written claims received from [**], but TMC has raised concerns with Nycomed re: same.

Schedule 6.1

Transition Mangers and PTC Members

For TMC:

[**]

For Nycomed:

[**]

Schedule 6.3.1

Clinical Trial Data to be Provided

1.             All documents, files and databases with respect to the [**] clinical trial [**], which was a new European registry of [**] consecutive patients [**] bivalirudin. Patients were included between [**] and [**] and as of the Effective Date the trial is complete. Prior to providing the foregoing data to TMC, Nycomed shall remove all individually identifiable patient information to the extent required to comply with applicable law.

2.             All documents, files and databases, including audit data, with respect to the ACUITY Trial. As of the Effective Date, the ACUITY Trial is complete.

Schedule 6.4

Approvals and Regulatory Filings to be Transferred

See Schedule 3.1.9 (Product-Specific Approvals and Regulatory Filings)

Schedule 6.8

Assigned Contracts

ADONIS Agreement (as defined in the body of this Agreement)

ISAR-3 Agreements (as defined in the New Distribution Agreement)

ISAR-4 Agreement (as defined in the New Distribution Agreement)

For further information with respect to each of the foregoing, see Schedule 3.1.6 (Ongoing Clinical Trials).

Schedule 8.4.1

Out-of-Pocket Costs

All costs below are in Euros

Angiox

Regulatory Expenses

Switzerland	Per variation fee				[**] EUR
	ACS indication filing printing in Switzerland (assuming 3 set)				[**] EUR

Translation	Per language (22)				[**] EUR

Susanne Pilegaard Nielsen	Support to registration EUR equal to one month	[**]	FTE	FTE rate of [**]	[**] EUR

Russia & Kazachstan	Support from Susanne Pilegaard Nielsen	[**]	FTE	FTE rate of [**]	[**]EUR

Total					[**]EUR

Pharmacovigilance Expenses

ADRS		pr item	Variable		[**] EUR
Periodic Safety updates	review and Approval		once		[**] EUR
QP function	Pr month we suggest eur [**]		variable
	If PV inspection then EUR [**] on top		once
Travel and other out of pocket	To be paid by TMC as per Nycomed’s travel guideline		Variable

Based pr incident

Trademark / Domaine name Expenses
	Angiox NL and DE	DKK		[**]	[**] EUR

Angiomax names	DKK		[**]	[**] EUR
Angiomax mag	DKK		[**]	[**] EUR

		Total		[**]EUR

Schedule 9.4

Assigned Employees

Nycomed Employee and Location (including Country)	Services to be Provided by Nycomed Employee and, if applicable, Function	Employee Percentage
Germany
[**]	[**]	[**]

Italy
[**]	[**]	[**]

France
[**]	[**]	[**]

UK
[**]	[**]	[**]

Eire
[**]	[**]	[**]

Switzerland
[**]	[**]	[**]

Finland
[**]	[**]	[**]

Sweden
[**]	[**]	[**]

Norway
[**]	[**]	[**]

Denmark
[**]	[**]	[**]

Nycomed Employee and Location (including Country)	Services to be Provided by Nycomed Employee and, if applicable, Function	Employee Percentage
Austria
[**]	[**]	[**]

Netherlands
[**]	[**]	[**]

Belgium
[**]	[**]	[**]

Hungary
[**]	[**]	[**]

Ukraine
[**]	[**]	[**]

Baltics
[**]	[**]	[**]

International
[**]	[**]	[**]